Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND MARKED WITH “**”.  AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

ACQUISITION AGREEMENT

AMONG

NEULION, INC.

-AND-

INTERACTIVE NETCASTING SYSTEMS INC.

-AND-

HUGH DOBBIE, JR.

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		1
ARTICLE II - THE ARRANGEMENT		8
2.1	Arrangement	8
2.2	Interim Order	8
2.3	Company Meeting	8
2.4	Company Circular	9
2.5	Final Order	10
2.6	Court Proceedings	10
2.7	Articles of Arrangement and Effective Date	10
2.8	Preparation of Filings	11
2.9	Withholding Taxes	11
ARTICLE III - REPRESENTATIONS OF THE COMPANY AND DOBBIE		11
3.1	Disclosure	11
3.2	Corporate Organization	11
3.3	Authorization; No Violation	12
3.4	Capitalization	13
3.5	Consents and Approvals	13
3.6	Financial Statements	13
3.8	Litigation	16
3.9	Intellectual Property	16
3.10	Privacy Laws	18
3.11	Compliance with Laws and Regulations	18
3.12	Environmental	19
3.13	Contracts and Commitments	19
3.14	Related-Party Transactions	20
3.15	Changes	20
3.16	Company Assets	21
3.17	Insurance	21
3.18	Employee Benefit Plans	22
3.19	Occupational Health and Safety; Workers’ Compensation	22
3.20	Employment; Confidentiality	22
3.21	Banking Facilities	22
3.22	Brokers and Finders	22
3.23	Takeover Statutes	23
ARTICLE IV - REPRESENTATIONS OF PURCHASER		23
4.1	Disclosure	23
4.2	Corporate Organization	23
4.3	Authorization; No Violation	24
4.4	Capitalization	24
4.5	Issuance of Securities	25
4.6	Consents and Approvals	25
4.7	Securities Filings; Financial Statements	25
4.8	Litigation	26
4.9	Intellectual Property	26
4.10	Compliance with Laws and Regulations	26
4.11	Environmental	26
4.12	Contracts and Commitments	27
4.13	Related-Party Transactions	27
4.14	Changes	27
4.15	Purchaser Assets	28
4.16	Insurance	29
4.17	Employee Benefit Plans	29
4.18	Workers’ Compensation; Employment; Confidentiality	29
4.19	Brokers or Finders	29

i

4.20	Takeover Statutes	30
ARTICLE V - CERTAIN COVENANTS OF THE PARTIES		30
5.1	Conduct of the Company’s Business Prior to the Effective Time	30
5.2	Reports, Taxes	30
5.3	Non-Solicitation	31
5.4	Intellectual Property	31
5.5	Stock Option Grants	32
ARTICLE VI - ADDITIONAL MUTUAL COVENANTS		32
6.1	Access to Information	32
6.2	Legal Conditions to Arrangement	32
6.3	Public Disclosure	32
6.4	Consents	33
6.5	Securities Compliance	33
6.6	Expenses	33
6.7	Additional Agreements; Commercially Reasonable Efforts	33
6.8	Supplements to Disclosure Letters	34
6.9	Non-Solicitation of Employees	34
ARTICLE VII - CONDITIONS TO THE OBLIGATIONS OF PURCHASER		34
7.1	Accuracy of Representations and Warranties	34
7.2	Covenants Performed	34
7.3	Final Financial Statements	35
7.4	Officers’ Certificate	35
7.5	Interim Order	35
7.6	Company Shareholder Approval	35
7.7	Court Approval	35
7.8	No Injunctions or Litigation	35
7.9	Consents	35
7.10	Receipt of Regulatory Approvals	35
7.11	Third Party Consents	36
7.12	Dissent Rights	36
7.13	Other Agreements	36
7.14	Fee Certificate	36
ARTICLE VIII - CONDITIONS TO THE OBLIGATIONS OF COMPANY		36
8.1	Accuracy of Representations and Warranties	36
8.2	Covenants Performed	36
8.3	Officer’s Certificate	36
8.4	Company Shareholder Approval	37
8.5	Court Approval	37
8.6	No Injunctions or Litigation	37
8.7	Consents	37
8.8	Receipt of Regulatory Approvals	37
8.9	Third Party Consents	37
8.10	Other Agreements	37
ARTICLE IX - INDEMNIFICATION		37
ARTICLE X - TERMINATION		41
10.1	Termination	41
10.2	Effect of Termination	41
10.3	Extension; Waiver	41
ARTICLE XI - MISCELLANEOUS		41
11.1	Amendment	41
11.2	Entire Agreement	42
11.3	Governing Law; Venue	42
11.4	Headings	42
11.5	Notices	42
11.6	Severability	43
11.7	Interpretation	44

ii

11.8	Waiver	44
11.9	Waiver of Jury Trial	44
11.10	Assignment	44
11.11	Counterparts	44
11.12	Attorneys Fees	44

Schedules:

Schedule 1	Plan of Arrangement
Schedule 2	Arrangement Resolution

iii

ACQUISITION AGREEMENT

This Acquisition Agreement (“Agreement”) is made and entered into as of October 5, 2009 by and among NeuLion, Inc., a corporation existing under the federal laws of Canada (“Purchaser”), Interactive Netcasting Systems Inc., a corporation existing under the federal laws of Canada (the “Company”), and Hugh Dobbie, Jr., a Canadian citizen residing at 2562 136th Street, Surrey, British Columbia (“Dobbie”).  Capitalized terms shall have the meanings set forth in Article I.

RECITALS

WHEREAS, the parties hereto desire to pursue the acquisition of the Company by Purchaser by way of Arrangement;

WHEREAS, the board of directors of the Company has determined that the Arrangement is advisable, fair to and in the best interests of the Company Shareholders and approved the Arrangement on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Shareholders are required to vote on and approve the Arrangement on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the acquisition of the Company by Purchaser shall be effected by the terms of this Agreement by way of Arrangement pursuant to section 192 of the CBCA; and

WHEREAS, Dobbie and Dowco Computer Systems Ltd., a corporation existing under the laws of the Province of British Columbia (“Dowco”), have entered into an irrevocable proxy and voting support agreement (the “Voting Support Agreement”) pursuant to which they have agreed to vote in favor of the Arrangement and the other transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, Purchaser, the Company and Dobbie hereby agree as follows:

ARTICLE I -
DEFINITIONS

The terms defined in this Article I shall, for purposes of this Agreement, have the meanings specified in this Article I unless the context otherwise requires:

1.1           “Acquisition Proposal” shall have the meaning set forth in Section 5.3(a) of this Agreement.

1.2           “Affiliates” of any party to the Agreement shall be Persons that directly or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, such party.

1.3           “Arrangement” shall mean the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 11.1 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably.

1.4           “Arrangement Resolution” shall mean the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, to be substantially in the form and content of Schedule 2 hereto.

1.5           “Articles of Arrangement” shall mean the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made by the Court, which shall be in a form and content satisfactory to Company and the Purchaser, each acting reasonably, subject to any amendments or variations thereto made with the consent of the Company and the Purchaser, each acting reasonably.

1.6           “CBCA” shall mean the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time.

1.7           “Company” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.8           “Company Assets” shall have the meaning set forth in Section 3.16 of this Agreement.

1.9           “Company Circular” shall mean the notice of the Company Meeting and accompanying Management Information Circular, including all schedules, appendices and exhibits thereto, to be sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time.

1.10         “Company Common Shares” shall mean the common shares, no par value per share, of the Company.

1.11         “Company Disclosure Letter” shall have the meaning set forth in Article III of this Agreement.

1.12         “Company Employee Plans” shall have the meaning set forth in Section 3.18 of this Agreement.

1.13         “Company Financial Statements” shall have the meaning set forth in Section 3.6(a) of this Agreement.

1.14         “Company Entity” or “Company Entities” shall have the meaning set forth in Section 3.2(b) of this Agreement.

1.15         “Company Insurance Policies” shall have the meaning set forth in Section 3.17 of this Agreement.

1.16         “Company Material Adverse Effect” shall mean any effect that has, or would be reasonably likely to have, a material adverse effect on the condition, business, commercial relationships, assets, operating results, customer/supplier or employee relationships, properties or financial affairs or results of operations of the Company Entities taken as a whole, other than (i) any economic, political or industry condition or effect that affects the economy in general or affects any Company Entity’s industry on an industry-wide basis, and in each case not specifically or uniquely relating to such Company Entity or (ii) the effect of any changes in Laws and Regulations or accounting rules.

1.17         “Company Meeting” shall mean the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

1.18         “Company Shareholders” shall mean the holders of the Shares.

1.19         “Confidentiality Agreement” shall mean the mutual non-disclosure agreement between Purchaser and the Company, dated September 4, 2009.

1.20         “Consideration” shall mean the consideration to be paid by Purchaser to the Company Shareholders as defined in the Plan of Arrangement.

1.21         “Contract” shall mean any written or oral agreement, contract, subcontract, lease, understanding, instrument, note or commitment that is legally binding.

1.22         “Court” shall mean the Supreme Court of British Columbia.

1.23         “CRA” shall mean Canada Revenue Agency.

1.24         “Developers” shall have the meaning set forth in Section 3.9(i).

1.25         “Director” shall mean the Director appointed pursuant to the CBCA.

1.26         “Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

1.27         “Dobbie” shall mean Hugh Dobbie, Jr.

1.28         “Effective Date” means the date upon which the Arrangement becomes effective as provided in the Plan of Arrangement.

1.29         “Effective Time” means the effective time on the Effective Date determined by the Plan of Arrangement.

1.30         “Employee Plans” shall mean any pension or other retirement benefit, profit sharing, medical, life or other insurance coverage, severance benefit, disability benefit, salary continuation, unemployment benefit, vacation, bonus, stock option, stock purchase, stock appreciation, incentive compensation, employment or consulting, retention, change in control, savings, welfare benefit, fringe benefit, cafeteria or other forms of incentive compensation plans or agreements.

1.31         “Final Order” shall mean the order of the Court approving the Arrangement.

1.32         “GAAP” shall mean generally accepted accounting principles in Canada or the United States of America, as applicable, applied consistently with past practices.

1.33         “Governmental Entity” shall mean any government, municipality or political subdivision thereof, whether federal, state, local, provincial, municipal or foreign, or any governmental or quasi-governmental agency or regulatory agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal, public utility or any Taxing authority.

1.34         “GST” shall have the meaning set forth in Section 3.7(j).

1.35         “INSINC Technologies” shall mean INSINC Technologies Ltd., British Columbia corporation no. BC0809438, which is a direct wholly-owned Subsidiary of the Company.

1.36         “Intellectual Property” shall mean intellectual property of any nature and kind, including all domestic and foreign trade-marks, business names, trade names, domain names, trading styles, patents, trade secrets, Software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, and inventions, formulae, recipes, product formulations, processes and processing methods, technology and techniques, and know-how.

1.37         “Indemnified Party” shall have the meaning set forth in Section 9.1.

1.38         “Indemnifying Party” shall have the meaning set forth in Section 9.1.

1.39         “Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

1.40         “Laws and Regulations” shall mean all laws, statutes, codes, rules, regulations and ordinances of all Governmental Entities.

1.41         “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

1.42         “Licensed Intellectual Property” shall mean all material Intellectual Property other than shrink-wrap software or other software, online software services or online database services purchased off the shelf that is used by the Company but owned by another party (other than INSINC Technologies) and which is necessary to the operation of the business of the Company as presently conducted.

1.43         “Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other transfer restrictions, except for any restrictions on transfer generally arising under any applicable Securities Laws.

1.44         “Loan Repayment Agreement” shall have the meaning set forth in Section 3.13(c) of this Agreement.

1.45         “Losses” shall have the meaning set forth in Section 9.1 of this Agreement.

1.46         “Material Contracts” means all Contracts material to the business of the Company or Purchaser, as the context requires, to which the Company or Purchaser, as applicable, or any of their Subsidiaries is a party, including all agreements, leases of real property, licences, undertakings, engagements or commitments of any nature, written or oral.

1.47         “OEM” shall mean Original Equipment Manufacturer.

1.48         “Open Source Materials” means software or other material (i) that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) or (ii) that require that software incorporated into, derived from or distributed with such material be (a) disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributable at no charge.

1.49         “Owned Intellectual Property” shall mean all material Intellectual Property that is owned by the Company or INSINC Technologies and which is necessary to the operation of the business of the Company as presently conducted.

1.50         “Owned Software” shall mean all material Software that is owned by the Company or INSINC Technologies and which is necessary to the operation of the business of the Company as presently conducted.

1.51         “Participating INSINC Shareholder” shall have the meaning ascribed thereto in the Plan of Arrangement.

1.52         “Permitted Liens” shall mean any Lien consisting of (a) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction or similar common law or statutory Liens or encumbrances arising in the ordinary course of business which are not delinquent or remain payable without penalty, (b) encumbrances for Taxes and other assessments or governmental charges or levies not yet due or payable and (c) any other Liens that individually or in the aggregate are not material to the Company or Purchaser, as the case may be, and its Subsidiaries, taken as a whole.

1.53         “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint venture, trust, Governmental Entity or other entity or organization.

1.54         “Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by the Company, including information regarding the Company’s customers, suppliers, employees and agents, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

1.55         “Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule 1, and any amendments or variations thereto made in accordance with Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably.

1.56         “Pre-Closing Period” shall have the meaning set forth in Section 5.1 of this Agreement.

1.57         “Privacy Laws” means all applicable federal, provincial, state, municipal or other laws governing the collection, use, disclosure and retention of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada).

1.58         “Privacy Policies” means all privacy, data protection and similar policies adopted or used by the Company in respect of Personal Information, including any complaints process.

1.59         “Purchaser” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.60         “Purchaser Assets” shall have the meaning set forth in Section 4.15.

1.61         “Purchaser Common Shares” shall mean the common shares, no par value, of Purchaser.

1.62         “Purchaser Disclosure Letter” shall have the meaning set forth in Article IV of this Agreement.

1.63         “Purchaser Employee Plans” shall have the meaning set forth in Section 4.17 of this Agreement.

1.64         “Purchaser Entities” shall have the meaning set forth in Section 4.2(b) of this Agreement.

1.65         “Purchaser Insurance Policies” shall have the meaning set forth in Section 4.16.

1.66         “Purchaser Material Adverse Effect” shall mean any effect that is, or would be reasonably likely to have, a material adverse effect on the condition, business, commercial relationships, assets, operating results, customer/supplier and employee relationships, properties or financial affairs or results of operations of the Purchaser Entities taken as a whole, other than (i) any economic, political or industry condition or effect that affects the economy in general or affects any Purchaser Entity’s industry on an industry-wide basis, and in each case not specifically or uniquely relating to such Purchaser Entity, (ii) any change in the price of Purchaser Common Shares (it being understood that an effect relating directly to the operations of Purchaser that results from or occurs or exists separately from any such price change and that is not otherwise an effect identified in (i) above shall not be precluded from being a Purchaser Material Adverse Effect), or (iii) the effect of any changes in Laws and Regulations or accounting rules.

1.67         “Purchaser Public Filings” shall have the meaning set forth in Section 4.7(a) of this Agreement.

1.68         “Purchaser Stock Option Plan” means the Second Amended and Restated Stock Option Plan of Purchaser, as amended.

1.69         “Required Disclosure” shall have the meaning set forth in Section 6.3.

1.70         “SEC” shall mean the United States Securities and Exchange Commission.

1.71         “Securities Commissions” shall mean (i) the securities commissions or similar entities in each of the Provinces of Canada and (ii) the SEC.

1.72         “Securities Laws” shall mean, unless the context otherwise requires, all applicable securities laws in each of the Provinces of Canada and in the United States and the applicable securities laws of all other jurisdictions other than each of the Provinces of Canada and the United States, as applicable, and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other regulatory instruments of the securities regulatory authorities in such jurisdictions.

1.73         “Securities Act” shall mean the Securities Act of 1933, as amended.

1.74         “Shares” shall mean the issued and outstanding Company Common Shares.

1.75         “Software” means all software relating to the Company, including all versions of the computer programs known by the names as set out in Section 3.9(a) of the Company Disclosure Letter, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

1.76         “Subsidiary” shall mean any Person of which another Person (i) (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or equity interests or (b) is a general partner or managing member, or (ii) owns or controls, directly or indirectly, securities or other ownership interests having by their terms the power to elect a majority of the board of directors of such Person or other Persons performing similar functions.

1.77         “Tax Act” means the Income Tax Act (Canada), as amended, superseded or replaced and includes any regulations thereto.

1.78         “Tax” and “Taxes” shall mean all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity including, but not limited to, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, license, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings on amounts paid to or by the relevant Person, (iii) all employment insurance premiums, Canada, Quebec and any other pension plan contributions or premiums, (iv) any fine, penalty, interest, or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law.

1.79         “Tax Returns” shall mean all reports, elections, declarations, claims for refund, estimates, returns (including any schedules and attachments thereto) and any other document relating to, or required to be filed in connection with, any Taxes, including material information, returns or reports with respect to withholding or payments to third parties, pursuant to the statutes, rules and regulations of any federal, state, local or foreign Governmental Entity.

1.80         “Third Party Programs” shall have the meaning set forth in Section 3.9(k).

1.81         “VAR” shall mean Value Added Reseller.

1.82         “Voting Support Agreement” shall have the meaning set forth in the recitals of this Agreement.

1.83         “Warrants” shall mean the warrants to be issued by Purchaser to the Company Shareholders as defined in the Plan of Arrangement.

1.84         “Working Capital” shall mean the sum of the Company’s cash, accounts receivable and prepaid expenses, less the sum of the Company’s accounts payable (including accrued expenses) and current amounts due to shareholders and/or related parties.  “Unearned revenue” is specifically excluded from this calculation.  Further, cash balances arising from steps undertaken in Article 2 of the Plan of Arrangement are specifically excluded from this calculation.

ARTICLE II -
THE ARRANGEMENT

2.1                               Arrangement.

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2                               Interim Order.

The Company agrees that as soon as reasonably practicable, the Company shall apply in a manner acceptable to Purchaser, acting reasonably, pursuant to section 192 of the CBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)                                  for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)                                 that the requisite approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting;

(c)                                  that, in all other respects, the terms, restrictions and conditions of the Company’s articles of incorporation and by-laws, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)                                 for the grant of the Dissent Rights;

(e)                                  for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)                                    that the Company Meeting may be adjourned or postponed from time to time by the Company (with the prior written consent of the Purchaser, not to be unreasonably withheld or delayed) without the need for additional approval of the Court; and

(g)                                 for such other matters as the Purchaser may reasonably require subject to obtaining the prior written consent of the Company, such consent not to be unreasonably withheld or delayed.

2.3                               Company Meeting.

(a)                                  Subject to the terms of this Agreement, the Company agrees to convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s articles of incorporation and by-laws and applicable Laws and Regulations as soon as reasonably practicable.

(b)                                 The Company will give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend and speak at the Company Meeting.

(c)                                  The Company will advise the Purchaser as the Purchaser may reasonably request as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution.

(d)                                 The Company will promptly advise the Purchaser of any written notice received by the Company of exercise by any Company Shareholder of Dissent Rights in relation to the Arrangement

Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws and Regulations, any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

2.4                               Company Circular.

(a)                                  Subject to the timely cooperation of Purchaser in providing information to the Company pursuant to Section 2.4(c) below, the Company shall prepare the Company Circular in the English language in compliance with Securities Laws and mail the same as required by the Interim Order and in accordance with all applicable Laws and Regulations, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws and Regulations on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the Arrangement.

(b)                                 The Company shall ensure that the Company Circular complies in all material respects with the terms of this Agreement and all applicable Laws and Regulations, and, without limiting the generality of the foregoing, that the Company Circular will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information concerning the Purchaser provided in writing by or on behalf of the Purchaser for inclusion in the Company Circular) and shall provide the Company Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting.  The Company Circular will include the recommendation of the board of directors of the Company that the Company Shareholders vote in favour of the Arrangement Resolution, and a statement that each director of the Company intends to vote in favour of the Arrangement Resolution, subject to the other terms of this Agreement.  The Company shall indemnify and hold harmless the Purchaser against any costs and expenses (including reasonable legal fees), judgments, fines, losses, claims and damages and liabilities and amounts paid in settlement thereof with the consent of the Purchaser (such consent not to be unreasonably delayed or withheld) to which the Purchaser may be subject or may suffer in connection with any claim, action, suit, proceeding or investigation that is based on or arises out of any misrepresentation in the disclosure in the Company Circular other than in respect of information concerning the Purchaser that is provided in writing by or on behalf of the Purchaser for inclusion in the Company Circular.

(c)                                  The Purchaser will furnish to the Company all such information concerning the Purchaser as may be reasonably required by the Company in the preparation of the Company Circular. The Purchaser shall indemnify and hold harmless the Company against reasonable costs and expenses (including reasonable legal fees), judgments, fines, losses, claims and damages and liabilities and amounts paid in settlement thereof with the consent of the Company (such consent not to be unreasonably delayed or withheld) to which the Company may be subject or may suffer in connection with any claim, action, suit, proceeding or investigation that is based on or arises out of any misrepresentation or alleged misrepresentation in the disclosure in the Company Circular in respect of information concerning the Purchaser that is provided in writing by or on behalf of the Purchaser for inclusion in the Company Circular.

(d)                                 The Purchaser and its legal counsel shall be given a reasonable opportunity to review and comment on the Company Circular, prior to the Company Circular being printed and mailed to the Company Shareholders, and reasonable consideration shall be given to any comments made by the Purchaser and its counsel, provided that all information relating solely to the Purchaser included in the Company Circular shall be in form and content satisfactory to the Purchaser, acting reasonably.  The Company shall provide the Purchaser with a final copy of the Company Circular prior to the mailing to the Company Shareholders.

(e)                                  Each of the Company and the Purchaser shall promptly notify the other if at any time before the Effective Date it becomes aware (in the case of the Company only with respect to the Company and in the case of the Purchaser only with respect to the Purchaser) that the Company Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Company Circular, and the parties shall co-operate in the preparation of any amendment or supplement to the Company Circular, as required or appropriate, and the Company shall promptly mail or otherwise disseminate any amendment or supplement to the Company Circular to the Company Shareholders.

2.5                               Final Order.

If the Interim Order is obtained, and if the Arrangement Resolution is passed at the Company Meeting by the Company Shareholders, as provided for in the Interim Order and as required by applicable Laws and Regulations and subject to the terms of this Agreement, the Company shall as soon as reasonably practicable thereafter and in any event within one business day thereafter take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 192 of the CBCA.

2.6                               Court Proceedings.

Subject to the terms of this Agreement, the Purchaser will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information required to be supplied by the Purchaser in connection therewith.  The Company will provide legal counsel to the Purchaser with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments.  The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance or notice of intent to oppose and any evidence served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom.  Subject to applicable Laws and Regulations, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require the Purchaser to agree or consent to any increase in Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations set forth in any such filed or served materials or under this Agreement.

2.7                               Articles of Arrangement and Effective Date.

The Articles of Arrangement shall implement the Plan of Arrangement.  On the same business day as the satisfaction or, where not prohibited, the waiver by the applicable party in whose favour the condition is, and subject to applicable Laws and Regulations, of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable party in whose favour the condition is, of those conditions as of the Effective Date) set forth in Articles VII and VIII hereof, unless another time or date is agreed to in writing by the parties, the Articles of Arrangement shall be filed by the Company with the Director.  From and after the Effective Time, the Plan of Arrangement will have the effect as provided therein and by applicable Laws and Regulations, including the CBCA.  The closing of the transactions contemplated hereby will take place at the offices of Day Pitney LLP, 7 Times Square, New York, New York, USA or at such other location as may be agreed upon by the parties.

2.8                               Preparation of Filings.

Purchaser and the Company shall co-operate in the preparation of any application for any orders, registrations, consents, filings, rulings, exemptions, no-action letters, notifications and approvals and the preparation of any documents reasonably deemed by either of them to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws and Regulations in connection with this Agreement or the Plan of Arrangement.

2.9                               Withholding Taxes.

Purchaser and the Company shall be entitled to deduct and withhold from the Consideration payable or otherwise deliverable to any Person hereunder such amounts as Purchaser or the Company may be required to deduct and withhold therefrom under any provision of Tax Laws and Regulations.  To the extent that such amounts are so deducted and withheld and remitted to the relevant taxing authority in accordance with such Tax Laws and Regulations, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III -
REPRESENTATIONS OF THE COMPANY AND DOBBIE

The Company and Dobbie, jointly and severally, represent and warrant to Purchaser that, except as set forth in the disclosure letter of the Company dated as of the date hereof (the “Company Disclosure Letter”), each of which exceptions shall specifically identify the relevant Section hereof to which it relates or be reasonably clear that it is relevant to such Section:

3.1                               Disclosure.

No representation or warranty of the Company or Dobbie contained in this Agreement, and no statement contained in the Company Disclosure Letter or in any certificate or other information furnished or to be furnished, including all information required to be included in the Company Circular, contains or will contain any untrue statement of a material fact.  The information disclosed to the Purchaser pursuant to the diligence requisition list it provided to the Company in connection with the Purchaser’s due diligence investigations of the Company Entities was in all material respects true, accurate and complete.  Notwithstanding anything to the contrary, the Company and Dobbie shall not be deemed to make to Purchaser any representation or warranty (express or implied) other than as expressly made by the Company or Dobbie in this Agreement.

3.2                               Corporate Organization.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the federal laws of Canada.  The Company’s Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia.  The Company, directly or indirectly through the Company Entities, has property or conducts business, and is qualified to transact business, in each of the jurisdictions identified in Section 3.2(a) of the

Company Disclosure Letter.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the ownership of property or the character of its business requires such qualification, except those jurisdictions where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect.  The Company has all required corporate power, authority and capacity necessary to own and operate its property, to carry on its business as now conducted, to execute and deliver the Agreement and the agreements contemplated herein and, subject to the approval of the Company Shareholders and the Court, to consummate the transactions contemplated hereby and thereby.

(b)                                 Except as set forth in Section 3.2(b) of the Company Disclosure Letter, the Company does not (i) have any Subsidiaries, (ii) presently own or control, directly or indirectly, or hold any rights to acquire, any interest in any other Person or (iii) have any Contract or other obligation to provide funds to, or make any investment in, any other Person.  The Company is not a participant in any joint venture, partnership or similar arrangement.  The Company, together with any Subsidiary of the Company, are herein referred to as “Company Entities” or a “Company Entity.”

(c)                                  The organizational documents of the Company as currently in effect are in the form previously provided to counsel for the Purchaser and no amendments have been made thereto or have been authorized since the date thereof.

3.3                               Authorization; No Violation.

(a)                                  The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action on the part of the Company and will be recommended to the shareholders of the Company for adoption and approval.  This Agreement has been duly and validly executed and delivered by the Company.  Assuming the due authorization, execution and delivery of this Agreement by Purchaser and the other parties hereto, other than the Company and, in the case of the other agreements, by the parties thereto, other than the Company, this Agreement and each other agreement contemplated hereby to which the Company is a party constitute valid and legally binding obligations of the Company, enforceable in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)                                 The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of the organizational documents of any Company Entity, (ii) violate any Laws and Regulations applicable to any Company Entity or any of their respective Company Assets, (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), result in the termination of or a right of termination or cancellation, accelerate the performance required by or rights or obligations, except for any such violations, conflicts or breaches that would not have, individually or in the aggregate, a Company Material Adverse Effect or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the respective Company Assets of any Company Entity.

3.4                               Capitalization.

(a)                                  Authorized Capital Shares. The authorized capital shares of the Company consist of an unlimited number of Company Common Shares, of which 14,766,953 shares are issued and outstanding as of the date hereof, and an unlimited number of preferred shares none of which are issued and outstanding as of the date hereof.  Section 3.4(a) of the Company Disclosure Letter sets forth a true and complete list of the holders of the outstanding Company Common Shares, the respective number of shares held thereby and, to the best of the Company’s knowledge, the country of residence of each such holder.  Each outstanding Company Common Share has been duly and validly authorized and issued, is fully paid and non-assessable, was issued in compliance with all applicable Securities Laws, is free of any Liens imposed by or in favor of the Company and is not subject to preemptive rights or rights of first refusal created by its incorporating statute, the organizational documents of the Company or any agreement to which the Company is a party or by which it is bound.

(b)                                 Other Rights.  As of the date hereof there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from any Company Entity of any, or rights to acquire from any Company Entity any, capital shares.  Except for the Voting Support Agreement and except as set forth in Section 3.4(b) of the Company Disclosure Letter, the Company is not a party or subject to any agreement or understanding, and to the Company’s knowledge, there is no agreement or understanding between any Person, which affects or relates to the ownership, voting or giving of written consents with respect to any security or by a director of the Company.

(c)                                  Subsidiaries. All of the outstanding shares of capital stock and voting securities or other interests of each Subsidiary of the Company are duly and validly authorized and issued, fully paid and non-assessable, were issued in compliance with all applicable Securities Laws and are free of any Liens.

3.5                               Consents and Approvals.

Except as set forth in Section 3.5 of the Company Disclosure Letter, no consents or approvals of any Governmental Entity or any third parties are required in connection with the execution, delivery or performance of this Agreement and the agreements provided for herein by the Company or the consummation of the transactions contemplated hereby or thereby.

3.6                               Financial Statements.

(a)                                  The Company has delivered to Purchaser (i) the consolidated financial statements (balance sheet and statement of operations, including notes thereto) at each of December 31, 2008, December 31, 2007 and December 31, 2006, and for the fiscal years then ended, and (ii) the financial statements as at and for the six-month period ended June 30, 2009 (the “Company Financial Statements”).  The Company Financial Statements were prepared in accordance with Canadian GAAP consistently applied (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Company’s independent auditors or (B) in the case of unaudited interim statements, which are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws and Regulations in the unaudited statements).  There has been no material change in the Company’s accounting policies, except as described in the notes to the Company Financial Statements, since June 30, 2009.

(b)                                 The Company Financial Statements fairly present in all material respects the consolidated financial condition, retained earnings, assets and liabilities and operating results of the Company Entities and as at the dates, and for the periods, indicated therein.

(c)                                  Except as set forth in the Company Financial Statements, no Company Entity has any liabilities or obligations other than (i) liabilities and obligations that have arisen after June 30, 2009 in the ordinary course of business consistent with past practice which, individually or in the aggregate, have not had a Company Material Adverse Effect and (ii) obligations under Contracts and commitments incurred in the ordinary course of business consistent with past practice that would not be required to be reflected in financial statements (or the notes thereto) prepared in accordance with Canadian GAAP.

(d)                                 Except as disclosed in the Company Financial Statements, no Company Entity is a guarantor or indemnitor of any indebtedness for borrowed money of any other Person.

3.7                               Taxes.

The Company and each Subsidiary of the Company:

(a)                                  Has filed all Tax Returns, including any elections and designations required by or referred to in any such Tax Return, which were required to be filed by it with any Governmental Entity prior to the Effective Date.  All such Tax Returns are accurate and complete in all material respects.

(b)                                 Has withheld, and will continue until the Effective Date to withhold, any Taxes which are required by applicable law to be withheld and has timely paid or remitted, and will continue until the Effective Date to pay and remit, on a timely basis, the full amount of any Taxes which have been or will be withheld, to the applicable Governmental Entity.

(c)                                  Has paid and will continue until the Effective Date to pay all Taxes, including any amount due on or before the Effective Date, including instalments or prepayments of Taxes, which are required to have been paid to any Governmental Entity pursuant to applicable law, and no deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against it by any Governmental Entity.  The Company Entities have not incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event which would result in any liability, whether actual or contingent, for Taxes or realized any income or gain for Tax purposes otherwise than in the ordinary course of its business.  Other than Taxes not yet due and reflected in the Working Capital the Company Entities have no liability or obligation in respect of any Taxes for any taxable periods ending on or before the Effective Date, and where no taxable period ends or is deemed to end on or immediately prior to the Effective Date, no liability or obligation for Taxes in respect of any time or event prior to the Effective Date.  There are no actual or pending collection activities in relation to Taxes nor are there any Encumbrances or Liens on any of the assets of a Company Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(d)                                 Has had its income Tax liability assessed by the relevant Governmental Entity in respect of the taxation years of such company ending before the date hereof.

(e)                                  Has no outstanding assessments for Taxes, there are no reviews or audits in progress or pending, there have been no adjustments made or proposed by a Governmental Entity in the last three years, and the Company Entities and Dobbie have no knowledge of any threatened or potential assessment or other proceedings, any grounds therefor, or any negotiations or investigations in respect of Taxes against a Company Entity.

(f)                                    Is not a party to any agreement, waiver, extension or arrangement with any Governmental Entity which relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any assessment.

(g)                                 Except as set forth in Section 3.7(g) of the Company Disclosure Letter, has not made any elections in respect of Taxes pursuant to applicable law.

(h)                                 Represents and warrants that no circumstances exist or have existed which have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act to a Company Entity.

(i)                                     Has never been required to file any Tax Return with, and has never been liable to pay any Taxes to, any Governmental Entity outside Canada.  No claim has ever been made by a Governmental Entity in a jurisdiction where a Company Entity does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction.

(j)                                     Is duly registered with the Canada Revenue Agency under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”).  All input tax credits claimed by any such company for GST purposes were calculated in accordance with applicable law.  Each Company Entity has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST and provincial sales tax or harmonized tax legislation.

(k)                                  Has not claimed any reserves, other than a reserve under section 20(1)(m) of the Tax Act in respect of deferred revenue, for purposes of the Tax Act (or analogous provincial or similar provisions) for the most recent taxation year ending prior to the date hereof.

(l)                                     Has not made any payment, nor is obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment, that may not be deductible (in whole or in part) by virtue of section 67 of the Tax Act or could result in an income inclusion pursuant to section 78 of the Tax Act or any analogous provincial or similar provision.

(m)                               Has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act with respect to all material transactions between a Company Entity and any non-resident Person with whom such company was not dealing at arm’s length within the meaning of the Tax Act, during a taxation year commencing after 1998 and ending on or before the Effective Date.

(n)                                 Is not a party to any Tax-sharing, Tax indemnity, Tax allocation agreement, or other similar agreement.  No Company Entity is a party to any arrangement with any Governmental Entity relating to Taxes, including any advance pricing agreement or other material agreement.  No Company Entity has any liability for Taxes of any other Person whether pursuant to Tax Laws and Regulations, as a transferee or successor, by Contract, agreement, or otherwise.  Transactions in respect of goods or services between a Company Entity and any non-arm’s length Person have occurred at fair market value.

(o)                                 Has not at any time been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired.

(p)                                 The Company has non-capital loss carry-forwards of CAD $30,000 for purposes of the Tax Act which are available to it and such losses do not begin to expire until 20 taxation years following December 31, 2008.  There has been no acquisition of control of the Company for purposes of the Tax Act.

(q)                                 The capital dividend account of the Company, determined for purposes of the Tax Act, at the date hereof is not less than CAD $1,487,000.

(r)                                    Each of Dobbie and Dowco is a person related to the Company, and will remain a person related to the Company until the Effective Time, for purposes of the Tax Act (determined without regard to paragraph 251(5)(b) thereof).

(s)                                  Represents and warrants that, to their knowledge and relying on the information provided to the Company by the Company Shareholders, and other than as set forth on Schedule A of the Company Disclosure Letter, none of the Company Shareholders is a non-resident of Canada within the meaning of section 116 of the Tax Act.

3.8                               Litigation.

There is no Legal Proceeding or investigation pending or, to the knowledge of the Company, currently threatened against any Company Entity that questions (i) the validity of this Agreement or any agreement contemplated hereby, (ii) the right of the Company to enter into this Agreement or any agreement contemplated hereby or thereby or (iii) the right of the Company to consummate the transactions contemplated hereby or thereby.

3.9                               Intellectual Property.

To the best of the Company’s and Dobbie’s knowledge:

(a)                                  All of the Owned Intellectual Property is set out in Section 3.9(a) of the Company Disclosure Letter.  The Company or INSINC Technologies holds the entire right, title and interest in and to all of the Owned Intellectual Property.

(b)                                 The Company and INSINC Technologies have the exclusive right to use the Owned Intellectual Property except to the extent the Company or INSINC Technologies have licensed others to use the Owned Intellectual Property, which licences are listed in Section 3.9(b) of the Company Disclosure Letter.

(c)                                  All of the Licensed Intellectual Property is set out in Section 3.9(c) of the Company Disclosure Letter.  The Company  has the exclusive right to use the Licensed Intellectual Property except to the extent the rights are identified in Section 3.9(c) of the Company Disclosure Letter as being non-exclusive.

(d)                                 The Company is not a party to any Contract or commitment to pay any royalty or other fee to use the Licensed Intellectual Property except as set out in Section 3.9(d) of the Company Disclosure Letter.

(e)                                  No consents are required in order for the Licensed Intellectual Property to be licensed or sub-licensed to a third party except as set out in Section 3.9(e) of the Company Disclosure Letter.

(f)                                    The Intellectual Property listed in Sections 3.9(a) and (c) of the Company Disclosure Letter is all of the Intellectual Property used in or required for the proper carrying on of the business of the

Company.

(g)                                 Neither the use of the Owned Intellectual Property nor the conduct of the business of the Company infringes or otherwise violates the Intellectual Property rights of any other Person.  No infringement, misuse or misappropriation of the Owned Intellectual Property has occurred or is occurring.

(h)                                 The Owned Intellectual Property is valid.

(i)                                     The Owned Software was written only by the individuals (the “Developers”) listed in Section 3.9(i) of the Company Disclosure Letter, other than minor components of the Owned Software which, in the aggregate, do not comprise more than 5% of the source code for the current version of any individual program.

(j)                                     All Developers, at the time they wrote the Owned Software, were either full-time employees of the Company employed as software programmers or were contractors who assigned their intellectual property rights in the Owned Software to the Company pursuant to written agreements.

(k)                                  Except for the third party software (“Third Party Programs”) listed in Section 3.9(k) of the Company Disclosure Letter, the Owned Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities, and the Owned Software, together with the Third Party Programs, contains all material necessary for the continued maintenance and development of the Owned Software.

(l)                                     Copies of all licence and maintenance agreements for the Third Party Programs have been made available by the Company to the Purchaser, except in respect of Third Party Programs that are shrinkwrapped software and that are purchased off-the-shelf by the Company.

(m)                               Except as disclosed in Section 3.9(m) of the Company Disclosure Letter, the source code for the Owned Software has not been delivered or made available to any Person and the Company has not agreed to or undertaken to or in any other way promised to provide such source code to any Person.  Except as disclosed in Section 3.9(m) of the Company Disclosure Letter, the source code is currently stored in, and has never been removed from, the Company’s premises in Burnaby, British Columbia, Canada.

(n)                                 Except as listed in Section 3.9(n) of the Company Disclosure Letter, there are no, and have never been any, distributors, sales agents, representatives or other Persons, including VARs, OEMs or resellers, who have or had rights to market or license the Owned Software.

(o)                                 Section 3.9(o) of the Company Disclosure Letter lists all the other licences, maintenance or support agreements, development contracts and all other agreements (other than requests for proposals and proposals that are referred to in such agreements), or the forms thereof, between the Company and users of the Owned Software, copies of each of which have been made available to the Purchaser.  With respect to the users of the Software listed in Section 3.9(o) of the Company Disclosure Letter, all such users have non-transferable, non-exclusive licences to use only object code versions of the Owned Software.

(p)                                 Except as listed in Section 3.9(p) of the Company Disclosure Letter, there are no known problems or defects in the Software including bugs, logic errors or failures of the Software to operate as described in the related documentation, and, except for such disclosed problems or defects, the

Software operates in accordance with its documentation and specifications.  The Software does not contain any undocumented code, disabling mechanism or protection feature intentionally designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable Software or data, other software, operating systems, computers or equipment with which the Software interacts.

(q)                                 Section 3.9(q) of the Company Disclosure Letter accurately describes the current state of the Software, together with all current development plans for the Software, including design problems, remedial plans, requests for new features from customers and enhancement plans.

(r)                                    The Company and any Company Subsidiary have incorporated the Open Source Materials set forth in Section 3.9(r) of the Company Disclosure Letter into, or combined such Open Source Materials with, the Intellectual Property owned or developed by the Company (including, without limitation, the Owned Intellectual Property) or otherwise used in the business of the Company and have used the Open Source Materials set forth in Section 3.9(r) of the Company Disclosure Letter in accordance with the terms of any licensing agreements associated therewith.

3.10                        Privacy Laws.

(a)                                  The collection, use and retention of the Personal Information by the Company, the disclosure or transfer of the Personal Information by the Company to any third parties and transfer of the Personal Information by the Company to Purchaser as part of Purchaser’s due diligence and as contemplated by this Agreement or any ancillary agreement complies with all Privacy Laws and is consistent with the Company’s own Privacy Policies.

(b)                                 There are no restrictions on the Company’s collection, use, disclosure and retention of the Personal Information except as provided by Privacy Laws and the Company’s own Privacy Policies.

(c)                                  There are no Legal Proceedings pending, ongoing, or to the Company’s knowledge, threatened, with respect to the Company’s collection, use, disclosure or retention of the Personal Information.

(d)                                 No decision, judgment or order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring the Company to take (or to refrain from taking) any action with respect to the Personal Information.

3.11                        Compliance with Laws and Regulations.

(a)                                  The Company Entities are, and at all times have been, in full material compliance with all Laws and Regulations of any Governmental Entity applicable to their respective businesses or operations.  Except with respect to immaterial violations, no Company Entity has received any written notice of, has knowledge of or has been charged with, the violation of any Laws and Regulations.

(b)                                 The Company and its Subsidiaries have all permits which are required for the operation of their respective businesses as presently conducted, except where the absence of which would not, individually or in the aggregate, materially affect the business of the Company Entities.  No Company Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any permit to which it is a party, except where such default or violation would not, individually or in the aggregate, materially affect the business of the Company Entities.

3.12                        Environmental.

There are no Legal Proceedings or investigations of any nature that would be reasonably likely to result in the imposition on any Company Entity of any liability or obligation arising under common law or under any local, state, provincial, municipal or federal environmental statute, regulation or ordinance pending or, to the knowledge of the Company, threatened against any Company Entity, which liability or obligation would be material to the Company. To the knowledge of the Company, there is no reasonable basis for any such Legal Proceeding or investigation.

3.13                        Contracts and Commitments.

(a)                                  The Company’s Material Contracts are set forth in Section 3.13(a) of the Company Disclosure Letter.  Except as disclosed in Section 3.13(a) of the Company Disclosure Letter, all of the Material Contracts are valid, binding and enforceable in accordance with their respective terms and in full force and effect, without amendment.  Except as disclosed in Section 3.13(a) of the Company Disclosure Letter, no Material Contract requires the consent by the other parties thereto in order to consummate the transactions contemplated by this Agreement.  Immediately after giving effect to the Arrangement, the Company Entities will be permitted to exercise all of such Company Entities’ rights under the Material Contracts to the same extent the Company Entities would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing payments which the Company Entities would otherwise be required to pay.  The Company Entity party thereto has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and such Company Entity does not have any present expectation or intention of not fully performing all such obligations, except where any such default or non-performance would not constitute a Company Material Adverse Effect.  No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company Entity party thereto under any Material Contract, except where such event would not constitute a Company Material Adverse Effect.  The Company has no knowledge of any material breach or anticipated material breach by the other parties to any Material Contract.  True, correct and complete copies of each written Material Contract and an accurate description of each oral Material Contract, together with all amendments, waivers or other changes thereto, have been made available to counsel to Purchaser.

(b)                                 Except as set forth in the Company Financial Statements or in Section 3.13(b) of the Company Disclosure Letter, no Company Entity has, since June 30, 2009, (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital shares or corporate interests, (ii) incurred any indebtedness for money borrowed or any other liabilities, (iii) made any loans or advances to any Person, other than ordinary course advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its Company Assets or rights, other than the sale of its inventory in the ordinary course of business.

(c)                                  Except as set forth in Section 3.13(c) of the Company Disclosure Letter, the Company has no outstanding loans.  The repayment schedule for each loan set forth in Section 3.13(c) of the Company Disclosure Letter has been agreed to, and such agreement has been set forth in a writing executed, by the Company and the relevant lienor (such agreement, the “Loan Repayment Agreement”).  A true, correct and complete copy of the Loan Repayment

Agreement (which constitutes a Material Contract) has been provided to counsel to Purchaser.  The Loan Repayment Agreement has not been amended or changed, and no provision therein has been waived, since its execution.

3.14                        Related-Party Transactions.

Except as set forth in Section 3.14 of the Company Disclosure Letter, no employee, shareholder, officer or director of any Company Entity or member of his/her immediate family is indebted to any Company Entity, nor is any Company Entity indebted (or committed to make loans or extend or guarantee credit) to any of them.  All commercial transactions are negotiated on an arms length basis and at fair market value.

3.15                        Changes.

Except as set forth in Section 3.15 of the Company Disclosure Letter, since June 30, 2009 and except as otherwise reflected in the Company Financial Statements, each Company Entity has conducted its business, in all material respects, in the ordinary course consistent with past practice and there has not occurred:

(a)                                  any change, event or condition that, individually or in the aggregate, is a Company Material Adverse Effect;

(b)                                 any material damage, destruction or loss to Company Assets, whether or not covered by insurance, having a Company Material Adverse Effect;

(c)                                  any waiver by any Company Entity of a valuable right or of a debt owed to it;

(d)                                 any satisfaction or discharge of any Lien or payment of any obligation by any Company Entity, except in the ordinary course of business consistent with past practice and that is not material to the Company Assets, financial condition, operating results or business of the Company Entities, taken as a whole;

(e)                                  any Contract or arrangement entered into by any Company Entity, or amendment to a Contract or arrangement by which any Company Entity or any of its Company Assets is bound or subject, other than in the ordinary course of business consistent with past practice;

(f)                                    any acquisition, sale, assignment or transfer of any material asset of any Company Entity, or disclosure of any proprietary confidential information to any Person;

(g)                                 any resignation or termination of employment of any officer or key employee of any Company Entity, or any change in any Material Contract or other arrangement (including any Company Employee Plan) providing for compensation to any officer or key employee of any Company Entity;

(h)                                 any declaration, payment, setting aside or other distribution of cash or other property to the Company’s shareholders or interest holders with respect to its common shares, other equity securities or other interests (including, without limitation, any warrants, options or other rights to acquire Company Common Shares or other equity securities), or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Common Shares or interests;

(i)                                     any mortgage, pledge, transfer of a security interest in, or Lien, created by any Company Entity, with respect to any Company Assets, except for Permitted Liens;

(j)                                     any notice that there has been a loss of, or order cancellation by, any major customer of any Company Entity;

(k)                                  any capital expenditures or commitments therefor;

(l)                                     any loans or advances to, guarantees for the benefit of, or any investments in, any Person (including, without limitation, any employees, officers or directors, or any members of their immediate families, of any Company Entity);

(m)                               any expenditure of cash other than in the ordinary course of business consistent with past practice;

(n)                                 any change in accounting methods or practices materially affecting the Company Assets, or any election with respect to Taxes or changes in tax accounting methods;

(o)                                 any amendment or change to the organizational documents of any Company Entity;

(p)                                 any agreement by any Company Entity to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement); or

(q)                                 to the knowledge of the Company, any other event or condition of any character that would have a Company Material Adverse Effect.

3.16                        Company Assets.

Each Company Entity has good and marketable title to, or valid leasehold interests in, its respective properties and assets (all such properties and assets being referred to as the “Company Assets”), other than such property and assets as to which the failure to have the title or lease rights, individually or in the aggregate, would not have a Company Material Adverse Effect.  The Company Assets are free and clear of all Liens, except (a) as reflected in the Company Financial Statements and (b) Permitted Liens.  The Company Assets constitute all the assets used or held for use in the conduct of the respective businesses of the Company Entities and necessary for Purchaser to operate such businesses as currently conducted by such Company Entities.  No Company Entity owns any real property.  All of the tangible Company Assets of each Company Entity are in good operating condition, subject to normal wear and tear, and are reasonably fit and useable for the purposes for which they are currently being used.

3.17                        Insurance.

There is no claim pending under any fire, theft, casualty, general liability, workers compensation, business interruption, life insurance or other insurance policy maintained by any Company Entity (collectively, the “Company Insurance Policies”) as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable on the Company Insurance Policies or renewals thereof have been paid and each Company Entity is otherwise in material compliance with the material terms of such policies.  All Company Insurance Policies will remain in full force and effect through the Effective Date and also as to claims arising out of events that occur prior to the Effective Date.  The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of the Company Insurance Policies.

3.18                        Employee Benefit Plans.

Section 3.18 of the Company Disclosure Letter contains a true and complete list of each Company Employee Plan sponsored, maintained or contributed to or required to be contributed to by any Company Entity or as to which any Company Entity has, or may have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “Company Employee Plans”).  The Company has heretofore made available to Purchaser true and complete copies of the Company Employee Plans.

3.19                        Occupational Health and Safety; Workers’ Compensation.

(a)                                  The Company is in compliance with all provisions of the Occupational Health and Safety Act (British Columbia) and regulations made pursuant thereto, and there are no outstanding claims, charges or orders thereunder.

(b)                                 The Company is in compliance with applicable workers’ compensation laws and regulations made pursuant thereto and there are no outstanding assessments, levies or penalties thereunder.

3.20                        Employment; Confidentiality.

(a)                                 Except as disclosed in Section 3.20(a) of the Company Disclosure Letter, as of the date hereof, no Company Entity is aware that any executive officer, or that any group of employees of any Company Entity, intends to terminate their employment with such Company Entity, nor does such Company Entity have a present intention to terminate the employment of any of the foregoing.

(b)                                Except as disclosed in Section 3.20(b) of the Company Disclosure Letter, each current and former employee and consultant to each Company Entity has entered into a confidentiality agreement with such Company Entity, a copy of each of which has previously been delivered to Purchaser.  Except as set forth in Section 3.20(b) of the Company Disclosure Letter, no Company Entity has agreements or arrangements with Persons titled as independent contractors or consultants, as a result of which, by virtue of the control exercised by such Company Entity, the type of work performed by the Persons or any other circumstances, such Persons could reasonably be deemed to be employees of such Company Entity.

3.21                        Banking Facilities.

Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of:

(a)                                  each bank, savings and loan or other financial institution in which any Company Entity has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained thereat; and

(b)                                 the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility.

3.22                        Brokers and Finders.

Other than to Alexander Capital Group Inc., no Company Entity is obligated to pay any broker’s or finder’s fee or any other commission or similar fee to any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated by this

Agreement.  Any such fee or commission owed will be payable to Alexander Capital Group Inc. as set forth in the Plan of Arrangement.

3.23                        Takeover Statutes

(a)                                  No state takeover statute or similar statute or regulation or charter or by-law anti-takeover provision applies or purports to apply to the Company with respect to this Agreement, the Arrangement or any other transaction contemplated hereby.

(b)                                 The Company has no shareholder rights plan or other similar agreement.

ARTICLE IV -
REPRESENTATIONS OF PURCHASER

Purchaser represents and warrants to the Company that, except as set forth in the disclosure letter of the Purchaser dated as of the date hereof (the “Purchaser Disclosure Letter”), each of which exceptions shall specifically identify the relevant Section hereof to which it relates or be reasonably clear that it is relevant to such Section:

4.1                               Disclosure.

No representation or warranty of the Purchaser contained in this Agreement, and no statement contained in the Purchaser Disclosure Letter or in any certificate or other information furnished or to be furnished, contains or will contain any untrue statement of a material fact. The information disclosed to the Company pursuant to the diligence requisition list provided to the Purchaser by the Company in connection with the Company’s due diligence investigations of the Purchaser Entities was in all material respects true, accurate and complete.  Notwithstanding anything to the contrary, the Purchaser shall not be deemed to make to the Company any representation or warranty (express or implied) other than as expressly made by the Purchaser in this Agreement

4.2                               Corporate Organization.

(a)                                  Purchaser is a corporation duly organized, validly existing and in good standing under the federal laws of Canada.  Purchaser, directly or indirectly through the Purchaser Entities, has property or conducts business in each of the jurisdictions identified on Section 4.2(a) of the Purchaser Disclosure Letter and is qualified to transact business in each of the jurisdictions identified in Section 4.2(a) of the Purchaser Disclosure Letter.  Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the ownership of property or the character of its business requires such qualification, except those jurisdictions where the failure to be so qualified or to be in good standing would not have a Purchaser Material Adverse Effect.  Purchaser has all required corporate power, authority and capacity necessary to own and operate its property, to carry on its business as now conducted and presently proposed to be conducted, to execute and deliver the Agreement and the agreements contemplated herein and, subject to the approval of the Court, to consummate the transactions contemplated hereby and thereby.

(b)                                 Except as set forth in Section 4.2(b) of the Purchaser Disclosure Letter, Purchaser does not (i) have any Subsidiaries, (ii) presently own or control, directly or indirectly, or hold any rights to acquire, any interest in any other Person or (iii) have any Contract or other obligation to provide funds to, or make any investment in, any other Person.  Purchaser is not a participant in any joint venture, partnership or similar arrangement.  Purchaser, together with any Subsidiary of Purchaser, are herein referred to as “Purchaser Entities” or a “Purchaser Entity.”

(c)                                  The organizational documents of Purchaser as currently in effect are in the form previously provided to counsel for the Company and no amendments have been made thereto or have been authorized since the date thereof.

4.3                               Authorization; No Violation.

(a)                                  The execution and delivery by Purchaser of this Agreement and the agreements provided for herein, and the consummation of all transactions contemplated hereunder and thereunder by Purchaser, have been duly authorized by all requisite corporate action on the part of Purchaser, and this Agreement has been duly and validly executed and delivered by Purchaser.  Assuming the due authorization, execution and delivery of this Agreement by the Company and the other parties hereto, other than Purchaser and, in the case of the other agreements, by the parties thereto, other than Purchaser, this Agreement and each other agreement contemplated hereby to which Purchaser is a party constitute valid and legally binding obligations of each of Purchaser, enforceable in accordance with its respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)                                 The execution, delivery and performance by Purchaser of this Agreement and the agreements provided for herein, and the consummation by Purchaser of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of the organizational documents of any Purchaser Entity, (ii) violate any Laws and Regulations applicable to any Purchaser Entity or any of their respective Purchaser Assets, (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), result in the termination of or a right of termination or cancellation, accelerate the performance required by or rights or obligations, except for any such violations, conflicts or breaches that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the respective Purchaser Assets of any Purchaser Entity.

4.4                               Capitalization.

(a)                                  Authorized Capital Shares.  The authorized share capital of the Purchaser consists of an unlimited number of Purchaser Common Shares, an unlimited number of Class 1 preference shares, issuable in series, and an unlimited number of Class 2 preference shares, issuable in series.  As of the date hereof, 110,537,883 Common Shares and no Class 1 or Class 2 preference shares were issued and outstanding.  Each outstanding Purchaser Common Share has been duly and validly authorized and issued, is fully paid and non-assessable, was issued in compliance with all applicable Securities Laws and is not subject to preemptive rights or rights of first refusal created by its incorporating statute, the organizational documents of Purchaser or any agreement to which Purchaser is a party.

(b)                                 Other Rights.  Except as set forth in the Purchaser Disclosure Letter, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Purchaser of any, or rights to acquire from the Purchaser any, capital shares.  Section 4.4(b) of the Purchaser Disclosure Letter accurately sets forth the following information with respect to all outstanding options, warrants and other rights to acquire Purchaser’s capital shares:  the type of equity instrument; the number of shares covered; the exercise price; the grant date; and the expiration date.  A true and complete copy of the Purchaser

Stock Option Plan has been provided to the Company, and except as requested by Purchaser, such Purchaser Stock Option Plan has not been amended, modified or supplemented.  All currently outstanding options to acquire Purchaser Common Shares were issued in compliance with the terms of the Purchaser Stock Option Plan.  All registrations and approvals of the Purchaser Stock Option Plan required by, and necessary to obtain any right or benefit under, applicable Laws and Regulations to be made by Purchaser or its respective shareholders have been made.

(c)                                  Subsidiaries.  All of the outstanding shares of capital stock and voting securities or other interests of each Subsidiary of Purchaser are duly and validly authorized and issued, fully paid and non-assessable, were issued in compliance with all applicable Securities Laws and are free of any Liens.

4.5                               Issuance of Securities.

The Purchaser Common Shares and the Warrants to be issued pursuant to the Arrangement, and the options to be granted to Dobbie, will be duly authorized, validly issued, fully paid and non-assessable.

4.6                               Consents and Approvals.

Except as set forth in Section 4.6 of the Purchaser Disclosure Letter, and other than stock exchange and regulatory approvals, no consents or approvals of any Governmental Entity or any third parties are required in connection with the execution, delivery or performance of this Agreement and the agreements provided for herein by Purchaser or the consummation of the transactions contemplated hereby or thereby by Purchaser.

4.7                               Securities Filings; Financial Statements.

(a)                                  Purchaser has filed and made available to the Company all forms, reports and documents required to be filed by Purchaser with the Securities Commissions since August 10, 2006 (collectively, the “Purchaser Public Filings”).  The Purchaser Public Filings (i) at the time filed complied in all material respects with the applicable requirements of the Securities Laws, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser Public Filings or necessary in order to make the statements in such Purchaser Public Filings, in the light of the circumstances under which they were made, not misleading.

(b)                                 Each of the consolidated financial statements (including, in each case, any related notes) contained in the Purchaser Public Filings complied as to form in all material respects with the applicable published rules and regulations of the Securities Commissions with respect thereto, was prepared in accordance with US GAAP or Canadian GAAP (as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted under applicable law) and fairly presented the consolidated financial position of Purchaser and its Subsidiaries as of the respective dates and the consolidated results of their operations and cash flows, retained earnings, assets and liabilities and operating results for the periods indicated, except that the unaudited interim financial statements do not include all notes, but do include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation.  The books and records of each Purchaser Entity are true and complete in all material respects.

(c)                                  Except as set forth in the Purchaser Public Filings, no Purchaser Entity has any liabilities or obligations other than (i) liabilities and obligations that have arisen after June 30, 2009 in the ordinary course of business consistent with past practice which, individually or in the aggregate, have not had a Purchaser Material Adverse Effect and (ii) obligations under Contracts and commitments incurred in the ordinary course of business consistent with past practice that would not be required to be reflected in financial statements (or the notes thereto) prepared in accordance with US GAAP.

(d)                                 Except as disclosed in the Purchaser Public Filings, no Purchaser Entity is a guarantor or indemnitor of any indebtedness for borrowed money of any other Person.

(e)                                  Since June 30, 2009, there has been no event which has had a Purchaser Material Adverse Effect.

4.8                               Litigation.

There is no Legal Proceeding or investigation pending or, to the knowledge of Purchaser, currently threatened against any Purchaser Entity that questions (i) the validity of this Agreement or any agreement contemplated hereby, (ii) the right of Purchaser to enter into this Agreement or any agreement contemplated hereby or thereby or (iii) the right of Purchaser to consummate the transactions contemplated hereby or thereby.

4.9                               Intellectual Property.

Purchaser owns all rights, title, and interests in and to its Intellectual Property free and clear of any encumbrance.  The execution and performance of this Agreement, and the conduct of the business after the Effective Date, will not result in any breach or violation of any Material Contract, or create on behalf of any third party the right to terminate or modify any Material Contract, relating to any Intellectual Property.

4.10                        Compliance with Laws and Regulations.

(a)                                  The Purchaser Entities are, and at all times have been, in full material compliance with all Laws and Regulations of any Governmental Entity applicable to their respective businesses or operations.  Except with respect to immaterial violations, no Purchaser Entity has received any written notice of, has knowledge of or has been charged with, the violation of any Laws and Regulations.

(b)                                 The Purchaser Entities have all permits which are required for the operation of their respective businesses as presently conducted, except where the absence of which would not, individually or in the aggregate, materially affect the business of the Purchaser Entities.  No Purchaser Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any permit to which it is a party, except where such default or violation would not, individually or in the aggregate, materially affect the business of the Purchaser Entities.

4.11                        Environmental.

There are no Legal Proceedings or investigations of any nature that would be reasonably likely to result in the imposition on any Purchaser Entity of any liability or obligation arising under common law or under any local, state, provincial, municipal or federal environmental statute, regulation or ordinance pending or, to the knowledge of Purchaser, threatened against any Purchaser Entity, which liability or obligation would be material to Purchaser.  To the knowledge of Purchaser, there is no reasonable basis for any such Legal Proceeding or investigation.

4.12                        Contracts and Commitments.

(a)                                  All of the Material Contracts are valid, binding and enforceable (and, if applicable, were registered with the appropriate Governmental Entity, as required in order to be enforceable) in accordance with their respective terms and in full force and effect, without amendment (except as disclosed on Section 4.12(a) of the Purchaser Disclosure Letter). No Material Contract requires the consent by the other parties thereto in order to consummate the transactions contemplated by this Agreement. The Purchaser Entity party thereto has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and such Purchaser Entity does not have any present expectation or intention of not fully performing all such obligations, except where any such default or non-performance would not constitute a Purchaser Material Adverse Effect.  No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Purchaser Entity party thereto under any Material Contract, except where such event would not constitute a Purchaser Material Adverse Effect.  Purchaser has no knowledge of any material breach or anticipated material breach by the other parties to any Material Contract. True, correct and complete copies of each written Material Contract and an accurate description of each oral Material Contract, together with all amendments, waivers or other changes thereto, have been made available to counsel to the Company.

(b)                                 Except as set forth in the Purchaser’s financial statements available on www.SEDAR.com and www.sec.gov, no Purchaser Entity has, since June 30, 2009, (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital shares or corporate interests, (ii) incurred any indebtedness for money borrowed or any other liabilities individually, (iii) made any loans or advances to any Person, other than ordinary course advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its Purchaser Assets or rights, other than the sale of its inventory in the ordinary course of business.

4.13                        Related-Party Transactions.

Except as set forth in the Purchaser Public Filings, no employee, shareholder, officer or director of any Purchaser Entity or member of his/her immediate family is indebted to any Purchaser Entity, nor is any Purchaser Entity indebted (or committed to make loans or extend or guarantee credit) to any of them.  All commercial transactions are negotiated on an arms length basis and at fair market value.

4.14                        Changes.

Since June 30, 2009 and except as otherwise reflected in the Purchaser Public Filings or as set forth in Section 4.14 of the Purchaser Disclosure Letter, each Purchaser Entity has conducted its business, in all material respects, in the ordinary course consistent with past practice and there has not occurred:

(a)                                  any change, event or condition that, individually or in the aggregate, is a Purchaser Material Adverse Effect;

(b)                                 any material damage, destruction or loss to Purchaser Assets, whether or not covered by insurance having a Purchaser Material Adverse Effect;

(c)                                  any satisfaction or discharge of any Lien or payment of any obligation by any Purchaser Entity, except in the ordinary course of business consistent with past practice and that is not material to the Purchaser Assets, financial condition, operating results or business of the Purchaser Entities, taken as a whole;

(d)                                 any Contract entered into by any Purchaser Entity, or any change or amendment to a Contract or arrangement by which any Purchaser Entity or any of its Purchaser Assets is bound or subject, other than in the ordinary course of business consistent with past practice;

(e)                                  any acquisition, sale, assignment or transfer of any material asset of any Purchaser Entity, or disclosure of any proprietary confidential information to any Person;

(f)                                    any resignation or termination of employment of any officer or key employee of any Purchaser Entity, or any change in any Material Contract or other arrangement (including any Purchaser Employee Plan) providing for compensation to any officer or key employee of any Purchaser Entity;

(g)                                 any declaration, payment, setting aside or other distribution of cash or other property to its shareholders or interest holders with respect to its common shares, other equity securities or other interests (including without limitation, any warrants, options or other rights to acquire its common shares or other equity securities), or any direct or indirect redemption, purchase or other acquisition by Purchaser of any of its common shares or interests;

(h)                                 any mortgage, pledge, transfer of a security interest in, or Lien, created by any Purchaser Entity, with respect to any of its Purchaser Assets, except for Permitted Liens;

(i)                                     any notice that there has been a loss of, or order cancellation by, any major customer of any Purchaser Entity;

(j)                                     any loans or advances to, guarantees for the benefit of, or any investments in, any Person (including, without limitation, any employees, officers or directors, or any members of their immediate families, of any Purchaser Entity);

(k)                                  any change in the accounting methods or practices materially affecting the Purchaser Assets of any Purchaser Entity, or any election with respect to Taxes or changes in tax accounting methods;

(l)                                     any amendment or change to the organizational documents of any Purchaser Entity;

(m)                               any agreement by any Purchaser Entity to do any of the things described in the preceding clauses (a) through (l) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement); or

(n)                                 to the knowledge of Purchaser , any other event or condition of any character that would have a Purchaser Material Adverse Effect.

4.15                        Purchaser Assets.

Each Purchaser Entity has good and marketable title to, or valid leasehold interests in, its respective properties and assets (all such properties and assets being referred to as the “Purchaser Assets”), other than such property and assets as to which the failure to have the title or lease rights, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.  The Purchaser

Assets are free and clear of all Liens, except (a) as reflected in the Purchaser Public Filings and (b) Permitted Liens.  The Purchaser Assets constitute all the assets used or held for use in the conduct of the respective businesses of the Purchaser Entities and necessary for Purchaser to operate such businesses as currently conducted by such Purchaser Entities.  No Purchaser Entity owns any real property.  All of the tangible Purchaser Assets of each Purchaser Entity are in good operating condition, subject to normal wear and tear, and are reasonably fit and useable for the purposes for which they are currently being used.

4.16                        Insurance.

There is no claim pending under any fire, theft, casualty, general liability, workers compensation, business interruption, life insurance or other insurance policy maintained by any Purchaser Entity (collectively, the “Purchaser Insurance Policies”) as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable on the Purchaser Insurance Policies or renewals thereof have been paid and each Purchaser Entity is otherwise in material compliance with the material terms of such policies.  All Purchaser Insurance Policies will remain in full force and effect through the Effective Date and also as to claims arising out of events that occur prior to the Effective Date.  Purchaser has no knowledge of any threatened termination of, or premium increase with respect to, any of the Purchaser Insurance Policies.

4.17                        Employee Benefit Plans.

Section 4.17 to the Purchaser Disclosure Letter contains a true and complete list of each Purchaser Employee Plan sponsored, maintained or contributed to or required to be contributed to by any Purchaser Entity or as to which any Purchaser Entity has, or may have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “Purchaser Employee Plans”).  Purchaser has heretofore made available to the Company true and complete copies of the Purchaser Employee Plans.

4.18                        Workers’ Compensation; Employment; Confidentiality.

(a)                                 Purchaser is in compliance with applicable workers’ compensation Laws and Regulations made pursuant thereto and there are no outstanding assessments, levies or penalties thereunder.

(b)                                Except as disclosed in Section 4.18(b) of the Purchaser Disclosure Letter, as of the date hereof, Purchaser is not aware that any executive officer, or that any group of employees of Purchaser, intends to terminate their employment with Purchaser, nor does Purchaser have a present intention to terminate the employment of any of the foregoing.  The employment of each officer and employee of Purchaser is terminable at the will of Purchaser.

(c)                                 Except as disclosed in Section 4.18(c) of the Purchaser Disclosure Letter, each current and former employee and consultant to Purchaser has entered into a confidentiality and assignment of inventions agreement with Purchaser.  Purchaser does not have agreements or arrangements with Persons titled as independent contractors or consultants, as a result of which, by virtue of the control exercised by Purchaser, the type of work performed by the Persons or any other circumstances, such Persons could reasonably be deemed to be employees of Purchaser.

4.19                        Brokers or Finders.

No Purchaser Entity is obligated to pay any broker’s or finder’s fee or any other commission or similar fee to any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated by this Agreement.

4.20                        Takeover Statutes.

No takeover statute or similar statute or regulation or organizational document anti-takeover provision applies or purports to apply to Purchaser with respect to this Agreement, the Arrangement or any other transaction contemplated hereby.

ARTICLE V -
CERTAIN COVENANTS OF THE PARTIES

5.1                               Conduct of the Company’s Business Prior to the Effective Time.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), except as expressly contemplated or permitted by this Agreement:

(a)                                  other than in connection with

(i)                                     the CAD $55,000 capital expenditure set forth in Section 3.15(k) of the Company Disclosure Letter, and

(ii)                                  this Agreement, the transactions contemplated hereby and the legal, accounting and Company Meeting fees, expenses and costs incurred by the Company in association therewith, which in the aggregate will amount to no more than CAD $*********.  The foregoing does not include the fees of Alexander Capital Group Inc., which will be paid as set forth in the Plan of Arrangement.

the Company shall, and shall cause its Subsidiaries to, conduct business in, and not take any action (including any action with respect to Working Capital) except in, the usual and ordinary course of business and consistent with past practice, and it shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships; and

(b)                                 the Company shall not, and it shall cause its Subsidiaries not to, otherwise take actions that could reasonably be expected to be prejudicial to Purchaser’s interest in the business, property or assets of the Company Entities following the Effective Time.

Nothing in this Section 5.1 shall give Purchaser, directly or indirectly, the right to control or direct the Company Entities’ operations prior to the Effective Time.  The Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company Entities’ operations prior to the Effective Time.

5.2                               Reports, Taxes.

During the Pre-Closing Period and except as expressly contemplated by this Agreement and the Plan of Arrangement, each of the Company Entities and Purchaser Entities shall:  (i) duly and timely file all Tax returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct and prepared consistent with prior practice, except as may be required by applicable law; (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, except for the payment of any Taxes contested in good faith pursuant to applicable laws where adequate reserves have been reflected on the Company Financial Statements or the Purchaser financial statements, as the case may be; (iii) not make or rescind any material express or deemed election relating to Taxes; (iv) not make a request for a Tax ruling or enter into a closing agreement with any Government Entity; (v) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (vi) not permit the Company to suffer an acquisition of control, and (vii) not undertake any transaction which would adversely affect or reduce the tax balances described in Section 3.7(p) or (q).

5.3                               Non-Solicitation.

During the Pre-Closing Period, except as expressly contemplated or permitted by this Agreement:

(a)                                  Each of the Company and Purchaser shall not directly or indirectly, through any officer, director, employee, representative or agent, solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for any amalgamation, merger, consolidation, reorganization, recapitalization, asset transfer, share issuance or similar transaction involving the Company or the Purchaser, as the case may be, or any of their Subsidiaries (any of the foregoing inquiries or proposals being referred to in this Agreement as an “Acquisition Proposal”), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal.

(b)                                 A party receiving an Acquisition Proposal shall notify, as promptly as practicable (and in no event later than 48 hours) the other party after receipt of any Acquisition Proposal or any inquiry or contact by any Person that informs the Company or the Purchaser, as applicable, that it is considering making an Acquisition Proposal.  Such notice shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal, inquiry or contact.

5.4                               Intellectual Property.

(a)                                  During the Pre-Closing Period, except as expressly contemplated or permitted by this Agreement, each of the Company and Purchaser shall, and each shall cause each of their Subsidiaries, to use commercially reasonable efforts to do or cause to be done all things necessary to preserve and keep in full force and effect all licenses, approvals, agreements, franchises, copyrights and patents, and all other rights (including without limitation with respect to Intellectual Property) used in or necessary to the present or reasonably anticipated future conduct of the Company Entities’ or Purchaser Entities’ businesses, as the case may be, the loss of which would reasonably be likely to have a Company Material Adverse Effect or Purchaser Material Adverse Effect, respectively.

(b)                                 Notwithstanding the foregoing, no Company Entity shall take any actions during the Pre-Closing Period related to the sale, pricing, licensing, transfer, marketing of or access to Intellectual Property, except in the ordinary course of business consistent with past practice, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

5.5                               Stock Option Grants.

Promptly following the Effective Time and subject to compliance with applicable Laws and Regulations and the rules of the Toronto Stock Exchange, and in consideration for Dobbie’s becoming an employee of Purchaser, Purchaser shall grant to Dobbie employee stock options to purchase 500,000 Purchaser Common Shares with an exercise price that reflects the close-of-day market price of the Purchaser Common Shares on the business day immediately prior to the Effective Date.  Such option grant will be memorialized in an agreement, in the form previously delivered by Purchaser to Dobbie to be executed by Dobbie and Purchaser, and such options will vest in accordance with the schedule set forth in such agreement.

ARTICLE VI -
ADDITIONAL MUTUAL COVENANTS

6.1                               Access to Information.

Subject to the Confidentiality Agreement and upon reasonable notice, the Company and Purchaser shall each afford to the officers, employees, accountants, counsel and other representatives of the other access, during normal business hours during the Pre-Closing Period, to all information concerning its business, properties and personnel, including the work papers of their respective independent accountants, as may reasonably be requested.  The Company and Purchaser shall hold any such information which is nonpublic in accordance with the Confidentiality Agreement.  No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Arrangement.  Purchaser undertakes to provide counsel to the Company with copies of any material correspondence with, and with a copy of the conditional approval of, the Toronto Stock Exchange related to the listing of the Purchaser Common Shares to be issued pursuant to the Arrangement.

6.2                               Legal Conditions to Arrangement.

Each of Purchaser and the Company shall take all reasonable actions necessary to comply promptly with all Laws and Regulations which may be imposed on itself with respect to the Arrangement (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed in connection with the Arrangement.

6.3                               Public Disclosure.

During the Pre-Closing Period, except as otherwise required by the Securities Laws and any applicable Laws and Regulations (“Required Disclosure”), and except as required for the solicitation of the approval of the Company’s shareholders, the pursuit of third-party consents, and announcements to and discussions with employees of the Company reasonably required in furtherance of the Arrangement and the performance of the parties’ obligations pursuant to this Agreement, neither the Company nor Purchaser shall issue or cause the publication of any press release or public announcement or disclosure to any third party of the existence or any subject matter, terms or conditions of this Agreement unless jointly approved by Purchaser and the Company prior to release, announcement or disclosure.  Notwithstanding the foregoing, if a party determines in its sole discretion that a Required Disclosure of information relating to this Agreement is required, such party shall provide the other party with as much prior written notice (including the language, form and content of the Required Disclosure) and an opportunity for consultation as is reasonably practicable under the circumstances of any intended Required Disclosure, it being understood that nothing herein shall prevent the disclosing party from making Required Disclosure.  The Company and Purchaser further agree that the language, form and content of any public disclosure of information relating to this Agreement (whether through a press release, public filing (which filing a party determines to be voluntary) or report, public statement or otherwise) that is not a Required Disclosure shall be mutually agreed in advance by the parties, which agreement shall not be unreasonably withheld.

6.4                               Consents.

The Company and Purchaser shall each use its respective commercially reasonable efforts to obtain any necessary consents, waivers and approvals under any of its material agreements, Contracts, licenses or leases as may be required to consummate the Arrangement.

6.5                               Securities Compliance.

(a)                                  Listing.  The Purchaser shall, promptly following the Effective Date, cause all Purchaser Common Shares issuable in the Arrangement or Purchaser Common Shares issued on due exercise of Warrants or of options of Purchaser granted to Dobbie pursuant to Section 5.5 hereof to be listed on the Toronto Stock Exchange.

(b)                                 Compliance.  The Company and Purchaser shall comply with all applicable rules and regulations of the Securities Commissions in connection with the transactions contemplated by this Agreement.

(c)                                  Restrictive Legend. Each certificate representing Purchaser Common Shares issuable in the Arrangement or Purchaser Common Shares issued on due exercise of Warrants or of options of Purchaser granted to Dobbie pursuant to Section 5.5 hereof shall bear substantially the following legend (in addition to any legends required under applicable Securities Laws) for Company Shareholders located in the United States:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

6.6                               Expenses.

Whether or not the Arrangement is consummated, all fees, costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee, cost or expense.

6.7                               Additional Agreements; Commercially Reasonable Efforts.

(a)                                  Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws and Regulations to consummate and make effective the transactions contemplated by this Agreement.  In case at any time after the Effective

Time any further action is reasonably necessary to carry out the purposes of this Agreement each party to this Agreement shall use commercially reasonable efforts take all such necessary action.

6.8                               Supplements to Disclosure Letters.

(a)                                  The Company shall from time to time, from the date hereof until the Effective Date, supplement or amend the Company Disclosure Letter with respect to any matter arising after the date hereof which, if existing as of or prior to the date hereof, would have been required to be set forth in the Company Disclosure Letter.  No supplement or amendment to the Company Disclosure Letter shall have any effect on the conditions to the obligations of Purchaser to consummate the Arrangement set forth in Article VII.

(b)                                 Purchaser shall from time to time, from the date hereof until the Effective Date, supplement or amend the Purchaser Disclosure Letter with respect to any matter arising after the date hereof which, if existing as of or prior to the date hereof, would have been required to be set forth in the Purchaser Disclosure Letter.  No supplement or amendment to the Purchaser Disclosure Letter shall have any effect on the conditions to the obligations of the Company to consummate the Arrangement set forth in Article VIII.

6.9                               Non-Solicitation of Employees.

For one year following the termination of this Agreement pursuant to the provisions of Article X hereof, neither the Company nor the Purchaser shall, either directly or indirectly, solicit for employment any individual who is employed by the Purchaser or the Company, respectively, as of the date of this Agreement; provided, however, that this Section 6.9 shall not limit Purchaser’s or the Company’s right to continue its customary general advertisement for employees.

ARTICLE VII -
CONDITIONS TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the Arrangement are subject to the fulfillment, on or before the Effective Date, of all the following conditions, any one or more of which may be waived by Purchaser:

7.1                               Accuracy of Representations and Warranties.

The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date, except for changes since the date of this Agreement that individually or in the aggregate do not constitute a Company Material Adverse Effect.

7.2                               Covenants Performed.

All of the obligations of the Company to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed in all material respects.

7.3                               Final Financial Statements.

On the Effective Date, the Purchaser shall have received the Company’s (i) consolidated financial statements (balance sheet and statement of operations, statement of shareholders’ equity and statement of cash flows, including notes thereto) at each of December 31, 2008, December 31, 2007 and December 31, 2006, and for the fiscal years then ended, and (ii) financial statements (balance sheet and statement of income) prepared by the Company for January through June of 2009.

7.4                               Officers’ Certificate.

On the Effective Date, the Purchaser shall have received a certificate signed by the Chief Executive Officer of the Company to the effect that the conditions set forth in Sections 7.1, 7.2 and 7.3 hereof have been satisfied.

7.5                               Interim Order.

The Company shall have applied for the Interim Order no later than October 8, 2009.

7.6                               Company Shareholder Approval.

The Arrangement, this Agreement and the related transactions shall have been duly approved by the requisite affirmative vote of the shareholders of the Company at the Company Meeting, or at any adjournment or postponement thereof, and the Company Meeting shall have been held no later than October 29, 2009.

7.7                               Court Approval.

The Final Order shall have been received.

7.8                               No Injunctions or Litigation.

No action or proceeding shall have been instituted and continuing, or threatened in writing, by any Governmental Entity or private party against any of the parties hereto which seeks to impair, restrain, prohibit or invalidate the Arrangement, or regarding the effectiveness or validity of any regulatory approvals with respect to the Arrangement.

7.9                               Consents.

Each of Purchaser and the Company shall have received in writing all material consents, approvals, and waivers required in connection with the Arrangement that are set forth in Section 3.5 of the Company Disclosure Letter and Section 4.6 of the Purchaser Disclosure Letter.

7.10                        Receipt of Regulatory Approvals.

The Company and Purchaser shall have received all required regulatory and stock exchange approvals, including any approvals of Industry Canada and the Toronto Stock Exchange.

7.11                        Third Party Consents.

The Purchaser shall be satisfied, acting reasonably, that the Company has, prior to the Effective Date, received consents of all third parties necessary to permit the Company to:  (i) effect the Arrangement; and (ii) carry on its business in the ordinary course as conducted prior to the date hereof consistent with past practice.

7.12                        Dissent Rights.

Holders of no more than 5% of the Company Common Shares shall have exercised Dissent Rights.

7.13                        Other Agreements.

On the Effective Date, Dobbie will have entered into an agreement restricting his right to resell the Purchaser Common Shares he receives in the Arrangement and reflecting the terms set forth in Section 2.3(l) of the Plan of Arrangement.

7.14                        Fee Certificate.

Purchaser shall have received in writing from the Company a certificate setting forth a final statement of all legal, accounting and Company Meeting fees, expenses and costs incurred by the Company in association with this Agreement and the transactions contemplated hereby.  The excess of these costs over $********* will be those covered by the definition of “Advisor Costs” in the Plan of Arrangement.

ARTICLE VIII -
CONDITIONS TO THE OBLIGATIONS OF COMPANY

The obligations of the Company to consummate the Arrangement are subject to the fulfillment, on or before the Effective Date, of all of the following conditions, any one or more of which may be waived by the Company:

8.1                               Accuracy of Representations and Warranties.

The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date, except for changes since the date of this Agreement that individually or in the aggregate do not constitute a Purchaser Material Adverse Effect.

8.2                               Covenants Performed.

All of the obligations of Purchaser to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed in all material respects.

8.3                               Officer’s Certificate.

On the Effective Date, the Company shall have received a certificate signed by the Chief Executive Officer of Purchaser to the effect that the conditions set forth in Sections 8.1 and 8.2 hereof have been satisfied.

8.4                               Company Shareholder Approval.

The Arrangement, this Agreement and the related transactions shall have been duly approved by the requisite affirmative vote of the shareholders of the Company at the Company Meeting, or at any adjournment or postponement thereof, and the Company Meeting shall have been held no later than October 29, 2009.

8.5                               Court Approval.

The Final Order shall have been received.

8.6                               No Injunctions or Litigation.

No action or proceeding shall have been instituted and continuing, or threatened in writing, by any Governmental Entity or private party against any of the parties hereto which seeks to impair, restrain, prohibit or invalidate the Arrangement, or regarding the effectiveness or validity of any regulatory approvals with respect to the Arrangement.

8.7                               Consents.

Each of Purchaser and the Company shall have received in writing all material consents, approvals, and waivers required in connection with the Arrangement that are set forth in Section 3.5 of the Company Disclosure Letter and Section 4.6 of the Purchaser Disclosure Letter.

8.8                               Receipt of Regulatory Approvals.

Receipt by the Company and Purchaser of all required regulatory and stock exchange approvals, including any approvals of Industry Canada and the Toronto Stock Exchange.

8.9                               Third Party Consents.

The Company shall be satisfied, acting reasonably, that Purchaser has, prior to the Effective Date, received consents of all third parties necessary to permit Purchaser to:  (i) effect the Arrangement; and (ii) carry on its business in the ordinary course as conducted prior to the date hereof consistent with past practice.

8.10                        Other Agreements.

On the Effective Date, Dobbie will have entered into an agreement restricting his right to resell the Purchaser Common Shares he receives in the Arrangement and reflecting the terms set forth in Section 2.3(l) of the Plan of Arrangement.

ARTICLE IX -
INDEMNIFICATION

9.1                               Indemnification Obligations.

Dobbie (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless Purchaser and/or its directors, officers, employees, Affiliates, agents and representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all loss, liability, claims, damage, expense, fines, or penalties (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the indemnifying or indemnified parties) (collectively, “Losses”) suffered or incurred by an Indemnified Party as a result of:

(a)                                  Any misrepresentation by, breach of warranty by, or non-fulfillment of any covenant or agreement of, the Company and Dobbie contained in this Agreement.

(b)                                 Any Taxes imposed on the Company as a result of or in connection with the payment of the dividend to Participating INSINC Shareholders in accordance with the Plan of Arrangement.

(c)                                  Any material inaccuracies, omissions or exclusions in the minute books or shareholder register, or in regard to the share certificates, of the Company.

9.2                               Indemnification Thresholds.

(a)                                  Indemnified Parties may make no claim for indemnification pursuant to Section 9.1 unless notice of such claim has been given to the Indemnifying Party pursuant to Section 9.3 during the survival period set forth in Section 9.4. or 9.6, as applicable

(b)                                 Indemnified Parties shall not be entitled to recovery under Section 9.1 unless and until the Losses recoverable under such clause exceed $10,000, at which point the Indemnified Parties shall be entitled to recover the full amount of such Losses from the first dollar up to but not exceeding $500,000.

(c)                                  Notwithstanding the foregoing, the indemnification thresholds and limitations in this Section 9.2 shall not apply to any indemnification for Losses arising pursuant to Section 9.1(b).

(d)                                 For purposes of notices and other matters under this Article IX, Purchaser shall act as the representative of the Indemnified Parties.

9.3                               Notice of Claims; Procedure for Indemnification.

(a)                                  Each Indemnified Party entitled to indemnification pursuant to Section 9.1 shall give written notice to the Indemnifying Party specifying in reasonable detail (i) the basis of the claim as to which indemnity may be sought, and (ii) if known, the aggregate amount of the Losses for which a claim is being made under Section 9.1 or, to the extent that the amount of such Losses is not known or has not been incurred at the time such claim is made, an estimate.  Written notice to the Indemnifying Party of the existence of a claim shall be given by the Indemnified Party as soon as reasonably possible after the Indemnified Party has concluded that it is entitled to seek indemnification hereunder; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article IX by any failure to provide such notice of the existence of a claim to the Indemnifying Party, except to the extent the Indemnifying Party demonstrates that the defense of the action is prejudiced by the delay.

(b)                                 In case any such action shall be brought against an Indemnified Party and such Indemnified Party gives notice to the Indemnifying Party of the commencement of the action, the Indemnifying Party shall be entitled to participate in the action at his own expense and, to the extent that they shall wish, to assume the defense of the action with counsel reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the action and fulfill his indemnification obligations hereunder and the Indemnifying Party conducts the defense of the action actively and diligently.  After notice from the Indemnifying Party to the Indemnified Party of his election so to assume the defense of the action, the Indemnifying Party shall control the defense of the action and shall not be liable to the Indemnified Party under Section 9.1 for any fees of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense of the action (it being understood, however, that the Indemnified Party shall be entitled to participate in the action at its own cost and expense).  The Indemnifying Party and the Indemnified Party shall cooperate with each other in connection with any defense and in any notifications to insurers.  If the Indemnifying Party assumes the defense of an action, no compromise or settlement of the action may be effected by the Indemnifying Party without the Indemnified Party’s consent, such consent not to be unreasonably withheld or delayed.  If notice is given to the Indemnifying Party of the commencement of any action and he does not, within 20 days after receipt of such notice, give notice to the Indemnified Party of his election to assume the defense of the action, the Indemnified Party:  (i) shall control the defense of such action until and unless the Indemnifying Party gives written notice of his election to assume the defense of the action; and (ii) may, with the consent of the Indemnifying party, such consent not to be unreasonably withheld or delayed, compromise or settle such action at the cost and expense of the Indemnifying Party, and the Indemnifying Party shall be bound by any determination made in such action or any compromise or settlement of the action effected by the Indemnified Party.

9.4                               Survival of Representations and Warranties.

Notwithstanding any provision herein to the contrary, each representation or warranty in this Agreement shall survive the closing of the transaction contemplated by this Agreement until November 1, 2010, except for (i) representations and warranties in Section 3.9 (Intellectual Property), which shall survive for two years after the Effective Date, and (ii) representations and warranties in Sections 3.3 (Authorization; No Violation) and 3.4 (Capitalization), which shall survive for three years after the Effective Date.

9.5                               Investigation.

An Indemnified Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the Company and Dobbie will not be affected by any investigation or knowledge of the Indemnified Party (including, without limitation, by reason of the fact that the Indemnified Party knew or should have known that any representation or warranty might be inaccurate) or any waiver by the Indemnified Party of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement; provided, however, that the representations and warranties of the Company and Dobbie shall be qualified by the disclosures set forth in the Company Disclosure Letter.  Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

9.6                               Survival of Certain Indemnification Rights.

The indemnification right described in Section 9.1(b) shall survive until 90 days following the expiry of the applicable limitations period after which no claim may be made by any Governmental Entity and where such a claim is asserted by a Governmental Entity prior to the expiry of the applicable limitations period, the indemnity rights shall survive until such time as any such claim is finally settled or finally adjudicated and is subject to no further appeal rights.

9.7                               Adjustments.

In determining the amount of any Loss under this Article IX, such amount will be reduced or increased to take into account any net Tax benefit or cost (including any withholding tax) incurred by the Indemnified Party as a result of the matter giving rise to such claim.  All amounts payable pursuant to this Article IX will be considered to be an adjustment to the Consideration received by Dobbie as set forth in the Plan of Arrangement.

9.8                               Mitigation.

(a)                                  Purchaser undertakes to take commercially reasonable actions to minimize the amount of any Tax arising from the circumstances described in Section 9.1(b) hereof, including causing the Company (or its successor) to file an election in respect of the full amount of any excess amount (within the meaning of subsection 184(2) of the Tax Act) pursuant to subsection 184(3) of the Tax Act.

(b)                                 Purchaser shall promptly give written notice to the Indemnifying Party regarding any notice it may receive from Canada Revenue Agency (“CRA”) specifying in reasonable detail the nature of the CRA notice; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to Section 9.1(b) and this Article IX for any failure to provide such written notice to the Indemnifying Party, except to the extent the Indemnifying Party demonstrates that the defense of the matter raised in such notice is prejudiced by the delay unless such delay was caused by an event outside the control of the Indemnified Party.

ARTICLE X -
TERMINATION

10.1                        Termination.

This Agreement may be terminated:

(a)                                  by mutual consent of Purchaser and the Company at any time prior to the Effective Date, even if and after the Company Shareholders have approved this Agreement and the Arrangement; and

(b)                                 by either Purchaser or the Company at any time after November 15, 2009 if the Effective Date shall not have occurred on or before November 15, 2009, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure to consummate the transactions contemplated by this Agreement by the close of business on November 15, 2009 and such action or failure to act constitutes a breach of this Agreement.

10.2                        Effect of Termination.

In the event of a valid termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company or their respective officers, directors, shareholders or Affiliates; provided that (a) the provisions of Section 6.3 (Public Disclosure), Section 6.6 (Expenses), Section 6.9 (Non-Solicitation of Employees), Section 11.3 (Governing Law; Venue) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement, (b) the Confidentiality Agreement shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (c) nothing herein shall relieve any party from liability for fraud or willful breach in connection with this Agreement or the transactions contemplated hereby.  In particular, there shall be no liability or obligation on the part of Purchaser, its officers, directors, shareholders or Affiliates regarding any fee or any other commission owed to Alexander Capital Group Inc. or to any agent, broker, investment banker, financial advisor or other firm or Person consulted or engaged by the Company in connection with any of the transactions contemplated by this Agreement.

10.3                        Extension; Waiver.

At any time prior to the Effective Date, any party hereto may, to the extent legally allowed and only if set forth in an instrument in writing signed on behalf of such party, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.

ARTICLE XI -
MISCELLANEOUS

11.1                        Amendment.

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Laws and Regulations, without limitation:

(a)                                  change the time for performance of any of the obligations or acts of the parties;

(b)                                 waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)                                  waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and/or

(d)                                 waive compliance with or modify any mutual conditions precedent herein contained.

11.2                        Entire Agreement.

This Agreement, including the Schedules and other documents delivered pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements (including the letter of intent dated September 4, 2009 between Purchaser and the Company), negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter, except for the confidentiality provisions of the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement in accordance with its terms.  Any representation, warranty or promise made by Alexander Capital Group Inc., its directors, officers and employees in the course of its engagement by the Company in connection with the transaction contemplated by this Agreement and the Plan of Arrangement is specifically excluded from this Agreement except to the extent that the same has been reduced to writing and is specifically included as a term of this Agreement, and the parties hereto expressly deny reliance on any such representation, warranty or promise.

11.3                        Governing Law; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to conflicts of law principles.  If Purchaser brings an action hereunder, the parties shall submit to the exclusive jurisdiction of the courts located in Vancouver, British Columbia and if the Company brings an action hereunder, the parties shall submit to the exclusive jurisdiction of the federal courts of the Eastern District of New York in the State of New York.

11.4                        Headings.

The headings and table of contents contained in this Agreement are intended for convenience and reference purposes only and shall not be used to determine the rights of the parties or affect the meaning or interpretation of this Agreement in any way.

11.5                        Notices.

All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand delivery or by overnight courier service, (b) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, and if not, then on the next day, or (c) three days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

If to Purchaser:

Roy E. Reichbach, Esq.

NeuLion, Inc.

1600 Old Country Road

Plainview, New York 11803

USA

Facsimile:  (516) 622-7510

With a copy to:

Frank Lee, Esq.

Day Pitney LLP

7 Times Square

New York, New York 10036

USA

Facsimile:  (212) 916-2940

and to:

Vanessa Grant, Esq.

McCarthy Tétrault LLP

Box 48, Suite 4700, Toronto Dominion Bank Tower

Toronto, Ontario  M5K 1E6

Canada

Facsimile:  (416) 868-0673

If to the Company (prior to the Effective Date) and if to the Indemnifying Party (after the Effective Date):

Hugh Dobbie, Jr.

Interactive Netcasting Systems Inc.

201 — 5595 Roy Street

Burnaby, British Columbia  V4P 1S4

Canada

Facsimile:  (604) 606-5726

With a copy to:

Drew Wells, Esq.

Getz Prince Wells LLP

Suite 1810 — 1111 West Georgia Street

Vancouver, British Columbia  V6E 4M3

Canada

Facsimile:  (604) 685-9798

Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section.

11.6                        Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.

11.7                        Interpretation.

When a reference is made in this Agreement to Schedules, such reference shall be to a Schedule to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  All references to “$” or “dollar” are to U.S. dollars unless otherwise indicated.

11.8                        Waiver.

Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

11.9                        Waiver of Jury Trial.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.10                 Assignment.

Neither party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other party, which consent may be withheld in the absolute discretion of the party asked to give consent; provided, however, Purchaser may assign its rights or duties under this Agreement to any Affiliates of Purchaser or to any successor in interest to the assets or securities of Purchaser so long as Purchaser remains liable thereon.

11.11                 Counterparts.

This Agreement may be signed in counterparts with the same effect as if the signatures to each party were upon a single instrument.  All counterparts shall be deemed an original of this Agreement.

11.12                 Attorneys Fees.

In the event any dispute arises hereunder, the court shall have the authority to award the costs and attorney’s fees to the prevailing party.

[Signature page follows]

IN WITNESS WHEREOF, Purchaser, the Company and Dobbie have caused this Acquisition Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NEULION, INC.

	By:	(s) Roy E. Reichbach
Name:
Title:

INTERACTIVE NETCASTING SYSTEMS INC.

	By:	(s) Hugh Dobbie, Jr.
Name:
Title:

	By:	(s) John Rea
Name:
Title:

HUGH DOBBIE, JR.

(s) John Rea		(s) Hugh Dobbie, Jr.
Witness		Hugh Dobbie, Jr.
Name:

SCHEDULE 1

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192
of the CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquisition Agreement” means the Acquisition Agreement dated as of October 5, 2009 among NeuLion, INSINC and Dobbie, together with the schedules, appendices and the NeuLion Disclosure Letter, INSINC Disclosure Letter thereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms;

“Advisor Costs” means the costs payable in accordance with Section 2.3(b) hereof;

“Applicable Law” means, with respect to any person or property, any domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person or property, as amended;

“Arrangement” means the arrangement involving NeuLion, INSINC, Dobbie and the INSINC Shareholders under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 11.1 of the Acquisition Agreement or this Plan of Arrangement or made at the direction of the Court;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the INSINC Meeting;

“business day” means any day, other than a Saturday, a Sunday and a statutory or civic holiday in Toronto, Ontario or Vancouver, British Columbia;

“Cash Consideration” means $2,500,000 less the amount of the Fee and the Advisor Costs;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time;

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“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA giving effect to the Arrangement;

“Consideration” means the amount of cash, Warrants, and NeuLion Shares to be paid per INSINC Share as described in Section 2.3 hereof;

“Costs Certificate” means the certificate delivered by INSINC in accordance with Section 7.14 of the Acquisition Agreement and specifying the amount of the Advisor Costs;

“Court” means the Supreme Court of British Columbia;

“D2 Effective Time” means 12:01 a.m. on the day following the Effective Date;

“Depositary” means Computershare Investor Services Inc.;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Dissenting Shareholder” means a holder of INSINC Shares who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of INSINC Shares in respect of which Dissents Rights are validly exercised by such holder;

“Dobbie” means Hugh Dobbie, Jr.;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 11:30 p.m. on the Effective Date;

“Exchange” means the Toronto Stock Exchange;

“Fee” means the fee payable in accordance with Section 2.3(b) hereof;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of NeuLion, INSINC and Dobbie, each acting reasonably) at any time prior to the Effective Date in respect of which any applicable delay to appeal has expired without appeal or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to NeuLion, INSINC and Dobbie, each acting reasonably) on appeal;

“Governmental Entity” means any government, municipality or political subdivision thereof, whether federal, state, local, provincial, municipal or foreign, or any governmental or quasi-governmental agency or regulatory agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal, public utility or any taxing authority;

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“INSINC” means Interactive Netcasting Systems Inc., a corporation continued under the laws of Canada;

“INSINC Board” means the board of directors of INSINC as the same is constituted from time to time;

“INSINC Circular” means the notice of the INSINC Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the INSINC Shareholders in connection with the INSINC Meeting, as amended, supplemented or otherwise modified from time to time;

“INSINC Disclosure Letter” means the disclosure letter dated October 5, 2009 executed and delivered by INSINC in connection with the execution of the Acquisition Agreement;

“INSINC Meeting” means the special meeting of INSINC Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“INSINC Shareholders” means the holders of INSINC Shares or S1 Preferred Shares;

“INSINC Shares” means the common shares in the capital of INSINC;

“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the INSINC Meeting, as the same may be amended by the Court with the consent of NeuLion, INSINC and Dobbie, each acting reasonably;

“Letter of Transmittal” means the letter of transmittal forwarded by INSINC to INSINC Shareholders in connection with the Arrangement, in the form accompanying the INSINC Circular;

“Liens” means any hypothecs, mortgages, liens, charges, security interests, encumbrances and adverse rights or claims;

“NeuLion” means NeuLion, Inc., a corporation existing under the laws of Canada;

“NeuLion Disclosure Letter” means the disclosure letter dated October 5, 2009 executed and delivered by NeuLion in connection with the execution of the Acquisition Agreement;

“NeuLion Shares” means the common shares in the capital of NeuLion;

“Non-Participating INSINC Shareholder” means each INSINC Shareholder other than a Participating INSINC Shareholder and as described in Section 2.3(a) hereof;

“Participating INSINC Shareholder” means each INSINC Shareholder that has duly completed, executed and delivered a Participation Notice to INSINC on or before the conclusion of the INSINC Meeting wherein such INSINC Shareholder has elected to participate in the dividend contemplated under the Plan of Arrangement and such notice is accepted on or before such time by INSINC as a valid notice in respect of such INSINC Shareholder;

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“Participation Notice” means the participation notice in respect of any INSINC Shareholder, in the form set forth in Schedule “B” hereto;

“Percentage 1” means the sum of A and B  divided by the sum of A, B and C, where (A) is equal to the Cash Consideration, (B) is $650,000, and (C) is the product of 6,000,000 and the trading price of a NeuLion Share on the Toronto Stock Exchange on the last trading day prior to the Effective Date;

“Percentage 2” means one minus Percentage 1;

“Percentage 3” means the sum of A and B divided by the sum of A, B and C, where (A) is equal to the Cash Consideration less $1,480,000, (B) is $650,000, (C) is the product of 6,000,000 and the trading price of a NeuLion Share on the Toronto Stock Exchange on the last trading day prior to the Effective Date;

“Percentage 4” means one minus Percentage 3;

“person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement, including all Schedules hereto, proposed under Section 192 of the CBCA, and any amendments or variations thereto made in accordance with the Acquisition Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of NeuLion, INSINC and Dobbie, each acting reasonably;

“S1 Preferred Shares” means the Series 1 Preferred Shares of INSINC to be created and authorized in accordance with this Plan of Arrangement and having the terms and conditions set forth on Schedule “A” hereto;

“S2 Preferred Shares” means the Series 2 Preferred Shares of INSINC to be created and authorized in accordance with this Plan of Arrangement and having the terms and conditions set forth on Schedule “A” hereto;

“Series I Warrant” means a warrant issued by NeuLion entitling the holder to acquire one common share of NeuLion by paying an exercise price of US$1.35 and which warrant expires on the second anniversary of the Effective Date;

“Series II Warrant” means a warrant issued by NeuLion entitling the holder to acquire one common share of NeuLion by paying an exercise price of US$1.80 and which warrant expires on the second anniversary of the Effective Date;

“Subsidiary” shall mean any person of which another person (i) (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or equity interests or (b) is a general partner or managing member, or (ii) owns or controls, directly or indirectly, securities or other ownership interests having by their terms the power to elect a majority of the board of directors of such person or other persons performing similar functions;

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“Tax Act” means the Income Tax Act (Canada), as amended, superseded or replaced and includes any regulations thereto;

“Total INSINC Shares” means the number of INSINC Shares which are issued and outstanding at the Effective Time.

1.2                                                                               Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to “Article” or “section” followed by a number refers to the specified Article or section of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement, and any amendments, variations or supplements hereto made in accordance with the terms hereof or the Acquisition Agreement or made at the direction of the Court in the Final Order and do not refer to any particular Article, section or other portion of this Plan of Arrangement.

1.3                                                                               Rules of Construction.

In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4                                                                               Time

Time shall be of the essence in every matter or action contemplated hereunder.

1.5                                                                               Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money and payments to be made hereunder are expressed in lawful money of Canada.

1.6                                                                               Statutes

Any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

ARTICLE 2
ARRANGEMENT

2.1                                                                               Plan of Arrangement

This Plan of Arrangement constitutes an arrangement as referred to in Section 192 of the CBCA and is made pursuant to, and is subject to, the provisions of the Acquisition Agreement.

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2.2                                                                               Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on:

(a)                                  NeuLion;

(b)                                 INSINC and all of its Subsidiaries;

(c)                                  Dobbie; and

(d)                                 all INSINC Shareholders,

without any further act or formality required on the part of any person, except as expressly provided herein.

2.3                                                                               Arrangement

On and after the Effective Date and at the times provided, the following events shall occur and shall be deemed to occur consecutively in the order set out in this Section 2.3 without any further authorization, act or formality:

(a)                                  At the Effective Time, each INSINC Shareholder that has not duly completed, executed and delivered a Participation Notice that has been accepted by INSINC shall be deemed to be a Non-Participating INSINC Shareholder;

(b)                                 At the Effective Time, INSINC shall pay $********* (“Fee”) to Alexander Capital Group Inc. and shall pay the amount set forth in the Costs Certificate (the “Advisor Costs”) to the advisors specified therein;

(c)                                  At five minutes following the Effective Time, the authorized capital of INSINC shall be amended to create and authorize an unlimited number of S1 Preferred Shares and S2 Preferred Shares;

(d)                                 At ten minutes following the Effective Time,

(i)                                     each INSINC Share held by a Non-Participating INSINC Shareholder shall be transferred by such Non-Participating INSINC Shareholder to INSINC in exchange for one (1) S1 Preferred Share, on a one-for-one basis. which S1 Preferred Shares shall be issued to such Non-Participating INSINC Shareholder as fully paid and non-assessable shares free from any encumbrances; and

(ii)                                  each INSINC Share transferred in paragraph (d)(i) shall be cancelled;

(e)                                  At fifteen minutes following the Effective Time,

(i)                                     INSINC shall declare a dividend of $1,480,000 on its issued and outstanding INSINC Shares.

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(ii)                                  such dividend shall be paid by the issuance to Participating INSINC Shareholders on a pro-rata basis of 1,480,000 S2 Preferred Shares having an aggregate redemption amount equal to the amount of the dividend referred to in paragraph (e)(i); and

(iii)                               INSINC shall add the full amount of the dividend to the stated capital account maintained for the S2 Preferred Shares;

(f)                                    INSINC is authorized to make an election, before or after the Effective Date, under subsection 83(2) of the Tax Act in respect of the full amount of the dividend paid pursuant to paragraph (e);

(g)                                 At five minutes following the D2 Effective Time, a portion of the S1 Preferred Shares held by each Non-Participating INSINC Shareholder, equal to Percentage 1 of such holder’s S1 Preferred Shares, shall be transferred to NeuLion in consideration for the following in respect of each S1 Preferred Share:

(i)                                     a cash payment equal to A/B where (A) is the Cash Consideration and (B) is the Total INSINC Shares;

(ii)                                  a number of Series I Warrants determined as follows: A/B where (A) is 1,000,000 and (B) is the Total INSINC Shares;

(iii)                               a number of Series II Warrants determined as follows: A/B where (A) is 500,000 and (B) is the Total INSINC Shares; and

(iv)                              the number of Series I Warrants and Series II Warrants shall be rounded up or down (where an interest of 0.5 or more rounds up) to the nearest whole warrant;

(h)                                 At ten minutes following the D2 Effective Time, a portion of the S1 Preferred Shares held by each Non-Participating INSINC Shareholder, equal to Percentage 2 of such holder’s S1 Preferred Shares, shall be transferred to NeuLion in consideration for a number of NeuLion Shares in respect of each S1 Preferred Share determined as A/B: where (A) is 6,000,000 and (B) is the Total INSINC Shares.  The number of NeuLion Shares shall be rounded up or down (where an interest of 0.5 or more rounds up) to the nearest whole share, except that each Non-Participating INSINC Shareholder shall receive no less than one NeuLion Share;

(i)                                     At fifteen minutes following the D2 Effective Time, each S2 Preferred Share held by a Participating INSINC Shareholder shall be transferred to NeuLion in consideration for a cash payment equal to A/B where (A) is $1,480,000 and (B) is the number of S2 Preferred Shares issued and outstanding at fifteen minutes following the D2 Effective Time;

(j)                                     At twenty minutes following the D2 Effective Time, a portion of the INSINC Shares held by each Participating INSINC Shareholder, equal to Percentage 3 of

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such holder’s INSINC Shares, shall be transferred to NeuLion in consideration for the following in respect of each INSINC Share:

(i)                                     a cash payment equal to [(A x B/C) — D] / B where (A) is the Cash Consideration, (B) is the INSINC Shares issued and outstanding at twenty minutes following the D2 Effective Time, (C) is the Total INSINC Shares, and (D) is $1,480,000;

(ii)                                  a number of Series I Warrants determined as follows: A/B where (A) is 1,000,000 and (B) is the Total INSINC Shares;

(iii)                               a number of Series II Warrants determined as follows: A/B where (A) is 500,000 and (B) is the Total INSINC Shares; and

(iv)                              the number of Series I Warrants and Series II Warrants shall be rounded up or down (where an interest of 0.5 or more rounds up) to the nearest whole warrant;

(k)                                  At twenty-five minutes following the D2 Effective Time, a portion of the INSINC Shares held by each Participating INSINC Shareholder, equal to Percentage 4 of such holder’s INSINC Shares, shall be transferred to NeuLion in consideration for a number of NeuLion Shares in respect of each INSINC Share determined as A/B:  where (A) is 6,000,000 and (B) is the Total INSINC Shares.  The number of NeuLion Shares shall be rounded up or down (where an interest of 0.5 or more rounds up) to the nearest whole share, except that each Participating INSINC Shareholder shall receive no less than one NeuLion Share;

(l)                                     All INSINC Shares, S1 Preferred Shares, and S2 Preferred Shares acquired hereunder by NeuLion shall be transferred to NeuLion free and clear of all Liens, claims and encumbrances;

(m)                               At thirty minutes following the D2 Effective Time, the NeuLion Shares issued in the Arrangement to Dobbie shall become eligible for resale, in compliance with Laws and Regulations, in two instalments according to the following schedule:

(i)                                     50% (rounded down to the nearest whole NeuLion Share) on the 180th day after the Effective Date; and

(ii)                                  the balance on the one-year anniversary of the Effective Date;

provided, however, that in the event Dobbie’s employment with NeuLion is terminated (other than by his resignation) prior to the one-year anniversary of the Effective Date, 100% of the NeuLion Shares issued to Dobbie in the Arrangement will be eligible for resale, in compliance with Applicable Law, on the 120th day after the Effective Date; and

(n)                                 At thirty-five minutes following the D2 Effective Time, the directors of INSINC will resign and the persons whose names appear below, shall hold office until the next annual meeting of shareholders of INSINC or until their successors are elected or appointed:

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Name
Roy E. Reichbach
Nancy Li
Arthur J. McCarthy
Hugh Dobbie, Jr.

2.4                                                                               Adjustments to Consideration

The Consideration payable with respect to each INSINC Share transferred pursuant to Section 2.3 will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into INSINC Shares other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to INSINC Shares effected in accordance with the terms of the Acquisition Agreement occurring after the date of the Acquisition Agreement and prior to the Effective Time.

ARTICLE 3
RIGHTS OF DISSENT

3.1                                                                               Rights of Dissent

Holders of INSINC Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in Section 190 of the CBCA and this Section 3.1 (the “Dissent Rights”) in connection with the Arrangement as the same may be modified by the Interim Order or the Final Order; provided that, notwithstanding Subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in Subsection 190(5) of the CBCA must be received by INSINC not later than 5:00 p.m. (Vancouver time) on the business day preceding the INSINC Meeting. Holders of INSINC Shares who duly exercise such rights of dissent and who:

(a)                                  are ultimately determined to be entitled to be paid fair value for their INSINC Shares, and who are paid such fair value, shall be deemed to have transferred such INSINC Shares as of the time referred to in Section 2.3(d)(i), without any further act or formality and free and clear of all Liens, claims and encumbrances, to NeuLion; or

(b)                                 are ultimately determined not to be entitled, for any reason, to be paid fair value for their INSINC Shares, shall be deemed to have participated in the Arrangement on the same basis as non-dissenting holders of INSINC Shares.

In no circumstances shall INSINC, NeuLion, the Depositary or any other person be required to recognize a person exercising Dissent Rights unless such person is a registered holder of those INSINC Shares in respect of which such rights are sought to be exercised.  For greater certainty, in no case shall INSINC, NeuLion, the Depositary or any other person be required to recognize Dissenting Shareholders as holders of INSINC Shares after the time referred to in Section 2.3(d)(i), and the names of such Dissenting Shareholders shall be deleted from the register of INSINC Shareholders at the time referred to in Section 2.3(d)(i).

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3.2                                                                               Dissent Right Availability

A holder is not entitled to exercise Dissent Rights with respect to such INSINC Shares if such shareholder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, her or its proxyholder to vote) in favour of the Arrangement Resolution.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1                                                                               Payment of Consideration

(a)                                  Following receipt of the Final Order and prior to the filing of the Articles of Arrangement with the Director in accordance with the terms of the Acquisition Agreement, NeuLion shall deposit, for the benefit of INSINC Shareholders, cash with the Depositary in the aggregate amount equal to the payments in respect thereof required by the Plan of Arrangement, with the amount per INSINC Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration for this purpose. The cash deposited with the Depositary shall be held in an interest bearing account, and any interest earned on such funds shall be for the account of NeuLion.

(b)                                 Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the time described in Section 2.3(d)(i) represented outstanding INSINC Shares and were transferred pursuant to Section 2.3(d)(i), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of INSINC Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Consideration contemplated by Section 2.3, as applicable, and the cash which such holder has the right to receive under Section 3.1, less any amounts withheld pursuant to Section 4.3, and any certificate so surrendered shall forthwith be cancelled.

(c)                                  Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the time described in Section 2.3(d)(i) represented INSINC Shares shall be deemed after the time described in Section 2.3(d)(i) to represent only the right to receive upon such surrender the Consideration contemplated by Section 2.3 or a cash payment as contemplated in Section 3.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing INSINC Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of INSINC Shares of any kind or nature against or in INSINC or NeuLion (or any successor). On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to NeuLion or any successor.

(d)                                 Any payment made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary

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of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for INSINC Shares (or S1 Preferred Shares substituted therefor) pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to NeuLion or any successor, for no consideration.

(e)                                  No holder of INSINC Shares, S1 Preferred Shares, or S2 Preferred Shares shall be entitled to receive any consideration with respect to such shares other than the Consideration contemplated by Section 2.3 and any cash payment in accordance with Section 3.1 and, for greater certainty, no such holder with be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2                                                                               Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding INSINC Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration contemplated by Section 2.3 and cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to INSINC, NeuLion, the Depositary and any successor in such sum as NeuLion may direct, or otherwise indemnify NeuLion and INSINC in a manner satisfactory to NeuLion and INSINC, against any claim that may be made against NeuLion and INSINC with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3                                                                               Withholding Rights

INSINC, NeuLion, the Depositary and any successor shall be entitled to deduct and withhold from any Consideration otherwise payable to any INSINC Shareholders under this Plan of Arrangement (including any payment to Dissenting Shareholders), such amounts as INSINC, NeuLion, the Depositary and any successor is required to deduct and withhold with respect to such payment under the Tax Act and the rules and regulations promulgated thereunder, or any provision of Applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be timely remitted by the party undertaking the withholding and shall be treated for all purposes hereof as having been paid to the INSINC Shareholder, in respect of which such deduction and withholding was made.

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ARTICLE 5
AMENDMENTS

5.1                                                                               Amendments to Plan of Arrangement

(a)                                  INSINC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be:

(i)                                     set out in writing;

(ii)                                  approved by NeuLion;

(iii)                               filed with the Court and, if made following the INSINC Meeting, approved by the Court; and

(iv)                              communicated to INSINC Shareholders if and as required by the Court.

(b)                                 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by INSINC at any time prior to the INSINC Meeting (provided that NeuLion shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the INSINC Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the INSINC Meeting shall be effective only if:

(i)                                     it is consented to by each of INSINC and NeuLion (in each case, acting reasonably); and

(ii)                                  if required by the Court, it is consented to by INSINC Shareholders voting in the manner directed by the Court.

ARTICLE 6
FURTHER ASSURANCES

6.1                                                                               Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Acquisition Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence or effect any of the transactions or events set out herein.

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6.2                                                                               Paramountcy

From and after the Effective Time:

(a)                                  this Plan of Arrangement shall take precedence and priority over any and all rights related to INSINC Shares issued prior to the Effective Time;

(b)                                 the rights and obligations of the holders of INSINC Shares, and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)                                  all actions, causes of action, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to INSINC Shares, other shares issued by INSINC, or INSINC shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

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SCHEDULE A

INSINC Series 1 Preferred Shares

1.                                       PREAMBLE

The rights, privileges, restrictions and conditions attaching to the Series 1 Preferred Shares are as follows:

2.                                       DIVIDENDS

Payment of Dividends:  The holders of the Series 1 Preferred Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine.  Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or concurrently with the holders of the Series 1 Preferred Shares, the board of directors may in its sole discretion declare dividends on the Series 1 Preferred Shares to the exclusion of any other class of shares of the Corporation.

3.                                       LIQUIDATION, ETC.

Participation upon Liquidation, Dissolution or Winding Up:  In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series 1 Preferred Shares will be entitled to receive from the assets of the Corporation a sum equivalent to the aggregate Redemption Amount (as hereinafter defined) of all Series 1 Preferred Shares held by them respectively before any amount is paid or any assets of the Corporation are distributed to the holders of any Series 2 Preferred Shares, common shares or shares of any other class ranking junior to the Series 1 Preferred Shares.  After payment to the holders of the Series 1 Preferred Shares of the amount so payable to them as above provided they will not be entitled to share in any further distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

4.                                       REDEMPTION AND RETRACTION

Redemption by Corporation:  The Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Series 1 Preferred Shares from any one or more of the holders thereof as the board of directors of the Corporation may in its sole discretion determine on payment of the Redemption Amount for each share to be redeemed.

Redemption by Holder:  A holder may, upon giving notice to the Corporation at its registered office or other premises, call for the redemption of all or a portion of its Series 1 Preferred Shares on a redemption date to be set by the holder, which date is not less than 10 days following the date a redemption notice is given to the Corporation.  Such a holder’s Series 1 Preferred Shares shall be redeemed by the Corporation upon payment of the Redemption Amount for each such share.

The “Redemption Amount” shall be equal to the Redemption Price plus the amount of any declared and unpaid dividends on the relevant shares.  The “Redemption Price” means the sum of A, B, and C divided by E, where (A) is equal to the Cash Consideration, (B) is $650,000, and (C) is the product of 6,000,000 and the trading price of a NeuLion Share on the Toronto Stock Exchange on the last trading day prior to the Effective Date, and (E) is equal to the Total INSINC Shares.  Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Articles of Arrangement of the Corporation filed on •.

In the case of redemption of the Series 1 Preferred Shares by the Corporation under the provisions of Section 4 hereof, the Corporation will at least 21 days (or, if all of the holders of the Series 1 Preferred Shares to be redeemed consent, such shorter period to which they may consent) before the date specified for redemption mail (or, with the consent of any particular holder, otherwise deliver) a notice in writing of the intention of the Corporation to redeem such Series 1 Preferred Shares to each person who at the record date for the determination of shareholders entitled to receive notice is a holder of the Series 1 Preferred Shares to be redeemed.  Such notice will (subject to the consent of any particular holder referred to above) be mailed by letter, postage prepaid, addressed to each such holder at the holder’s address as it appears on the records of the Corporation or in the event of the address of any such holder not so appearing then to the last known address of such holder; provided, however, that accidental failure to give any such notice to one or more of such holders will not affect the validity of such redemption.  Such notice will set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed.

On or after the date so specified for redemption, the Corporation will pay or cause to be paid to or to the order of the holders of the Series 1 Preferred Shares to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates representing the Series 1 Preferred Shares called for redemption.  Such payment will be made by cheque payable at par at any branch of the Corporation’s bankers in Canada (or, with the consent of any particular holder, by any other means).  If a part only of the shares represented by any certificate are redeemed a new certificate for the balance will be issued at the expense of the Corporation.  From and after the date specified for redemption in any such notice the holders of the Series 1 Preferred Shares called for redemption will cease to be entitled to dividends and will not be entitled to exercise any of the rights of holders of Series 1 Preferred Shares in respect thereof unless payment of

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the Redemption Amount is not made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders of the said Series 1 Preferred Shares will remain unaffected.

The Corporation will have the right at any time after the mailing (or delivery, as the case may be) of notice of its intention to redeem any Series 1 Preferred Shares to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such Series 1 Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Series 1 Preferred Shares in respect whereof such deposit has been made will be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, will be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest allowed on such deposit will belong to the Corporation.

5.                                       VOTING

Voting Rights:  The holders of the Series 1 Preferred Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote at any such meeting.

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INSINC Series 2 Preferred Shares

1.                                       PREAMBLE

The rights, privileges, restrictions and conditions attaching to the Series 2 Preferred Shares are as follows:

2.                                       DIVIDENDS

Payment of Dividends:  The holders of the Series 2 Preferred Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine.  Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or concurrently with the holders of the Series 2 Preferred Shares, the board of directors may in its sole discretion declare dividends on the Series 2 Preferred Shares to the exclusion of any other class of shares of the Corporation.

3.                                       LIQUIDATION, ETC.

Participation upon Liquidation, Dissolution or Winding Up:  In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series 2 Preferred Shares will be entitled to receive from the assets of the Corporation a sum equivalent to the aggregate Redemption Amount (as hereinafter defined) of all Series 2 Preferred Shares held by them respectively after the holders of Series 1 Preferred Shares have received their liquidation entitlement, but before any amount is paid to holders of common shares or shares of any other class ranking junior to the Series 2 Preferred Shares.  After payment to the holders of the Series 2 Preferred Shares of the amount so payable to them as above provided they will not be entitled to share in any further distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

4.                                       REDEMPTION AND RETRACTION

Redemption by Corporation:  The Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Series 2 Preferred Shares from any one or more of the holders thereof as the board of directors of the Corporation may in its sole discretion determine on payment of the Redemption Amount for each share to be redeemed.

Redemption by Holder:  A holder may, upon giving notice to the Corporation at its registered office or other premises, call for the redemption of all or a portion of

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its Series 2 Preferred Shares on a redemption date to be set by the holder, which date is not less than 10 days following the date a redemption notice is given to the Corporation.  Such a holder’s Series 2 Preferred Shares shall be redeemed by the Corporation upon payment of the Redemption Amount for each such share.

The “Redemption Amount” shall be equal to the Redemption Price plus the amount of any declared and unpaid dividends on the relevant shares.  The “Redemption Price” means $1.00 per share.  Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Articles of Arrangement of the Corporation filed on •.

In the case of redemption of the Series 2 Preferred Shares by the Corporation under the provisions of Section 4 hereof, the Corporation will at least 21 days (or, if all of the holders of the Series 2 Preferred Shares to be redeemed consent, such shorter period to which they may consent) before the date specified for redemption mail (or, with the consent of any particular holder, otherwise deliver) a notice in writing of the intention of the Corporation to redeem such Series 2 Preferred Shares to each person who at the record date for the determination of shareholders entitled to receive notice is a holder of the Series 2 Preferred Shares to be redeemed.  Such notice will (subject to the consent of any particular holder referred to above) be mailed by letter, postage prepaid, addressed to each such holder at the holder’s address as it appears on the records of the Corporation or in the event of the address of any such holder not so appearing then to the last known address of such holder; provided, however, that accidental failure to give any such notice to one or more of such holders will not affect the validity of such redemption.  Such notice will set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed.

On or after the date so specified for redemption, the Corporation will pay or cause to be paid to or to the order of the holders of the Series 2 Preferred Shares to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates representing the Series 2 Preferred Shares called for redemption.  Such payment will be made by cheque payable at par at any branch of the Corporation’s bankers in Canada (or, with the consent of any particular holder, by any other means).  If a part only of the shares represented by any certificate are redeemed a new certificate for the balance will be issued at the expense of the Corporation.  From and after the date specified for redemption in any such notice the holders of the Series 2 Preferred Shares called for redemption will cease to be entitled to dividends and will not be entitled to exercise any of the rights of holders of Series 2 Preferred Shares in respect thereof unless payment of the Redemption Amount is not made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders of the said Series 2 Preferred Shares will remain unaffected.

The Corporation will have the right at any time after the mailing (or delivery, as the case may be) of notice of its intention to redeem any Series 2 Preferred Shares to deposit the Redemption Amount of the shares so called for redemption or of

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such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such Series 2 Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Series 2 Preferred Shares in respect whereof such deposit has been made will be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, will be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest allowed on such deposit will belong to the Corporation.

5.                                       VOTING

Voting Rights:  The holders of the Series 2 Preferred Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote at any such meeting.

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SCHEDULE B
PARTICIPATION NOTICE

PARTICIPATION NOTICE

PLAN OF ARRANGEMENT
INVOLVING
INTERACTIVE NETCASTING SYSTEMS INC. AND
NEULION, INC.

This Participation Notice is being delivered by you as a shareholder of Interactive Netcasting Systems Inc. (“INSINC”).

In accordance with the proposed Plan of Arrangement (the “Arrangement”), each INSINC shareholder has a choice in connection with the Arrangement.  The two options are as follows:

Option 1

The Arrangement provides that INSINC will pay a capital dividend to those INSINC shareholders who elect to be Participating INSINC Shareholders and, accordingly, the Participating INSINC Shareholders will effectively receive part of the cash consideration to be paid to them for their INSINC shares as a capital dividend.  It is INSINC’s understanding that if a valid capital dividend election is filed in the manner prescribed under the Income Tax Act (Canada) (the “Tax Act”) the capital dividend will be tax free to Canadian resident shareholders who participate in the dividend.  Should the Canada Revenue Agency determine that the actual amount of INSINC’s capital dividend account is less than the amount of the dividend provided for in the Arrangement, INSINC expects to make a subsequent election pursuant to ss.184(3) and (4) of the Tax Act in order to mitigate the negative effects of an excess capital dividend election.  The effect of such a subsequent election would be to convert the excess amount to a taxable dividend.

INSINC shareholders who elect Option 1 elect to participate in the Arrangement as Participating INSINC Shareholders and to participate in the capital dividend in accordance with the Arrangement.  They also irrevocably authorize, approve, consent to and concur with INSINC (or any successor) making an election under ss.184(3) and (4) of the Tax Act and related regulations to treat any excess portion of the capital dividend as a taxable dividend.

Option 2

INSINC shareholders who elect Option 2 will not receive the capital dividend in accordance with the Arrangement and will receive all of the cash consideration to be paid to them for their INSINC shares as proceeds of disposition.

Election

I hereby confirm that I am the undersigned, that I am the beneficial owner of common shares of INSINC and that I have the legal capacity to deliver this notice.  I hereby irrevocably elect to participate in the Arrangement as follows:

[please check one box]

☐

I hereby elect to be a Participating INSINC Shareholder and to participate in the Arrangement in accordance with Option 1, on the terms described herein and in the Arrangement. I hereby irrevocably authorize, approve, consent to and concur with INSINC (or any successor) making an election under s.184(3) and (4) of the Tax Act to treat any excess portion of the capital dividend as a taxable dividend.

or
☐	I hereby elect to be a Non-Participating INSINC Shareholder and to participate in the Arrangement in accordance with Option 2, on the terms described herein and in the Arrangement

This Participation Notice is to be completed, signed and returned to INSINC by completion of the meeting of INSINC shareholders to be held on October 29, 2009 at 10 a.m. (Burnaby time).

Signed, delivered and witnessed this            day of October, 2009 in the City of                                        in the Province of                                         .

Witness Signature:	Shareholder Signature:
Witness name:	Shareholder Name:

SCHEDULE 2

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.                                       The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Interactive Netcasting Systems Inc. (“INSINC”), all as more particularly described and set forth in the Management Information Circular (the “Circular”) of INSINC dated October 8, 2009 accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted;

2.                                       The plan of arrangement, as it may be or has been amended (the “Plan of Arrangement”), involving INSINC and implementing the Arrangement, the full text of which is set out in Appendix “D” to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended), is hereby approved and adopted;

3.                                       The payment of the dividend to Participating INSINC Shareholders as contemplated by the Plan of Arrangement and the filing of an election pursuant to subsection 83(2) of the Tax Act in respect of the full amount of such dividend are hereby approved;

4.                                       The acquisition agreement (the “Acquisition Agreement”) between NeuLion, Inc., Hugh Dobbie, Jr. and INSINC, made as of October 5, 2009, the actions of the directors of INSINC in approving the Arrangement and the actions of the officers of INSINC in executing and delivering the Acquisition Agreement and any amendments thereto are hereby ratified and approved;

5.                                       Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of INSINC or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of INSINC are hereby authorized and empowered without further notice to, or approval of, the securityholders of INSINC to amend the Acquisition Agreement or the Plan of Arrangement to the extent permitted by the Acquisition Agreement or the Plan of Arrangement; and

6.                                       Any officer or director of INSINC is hereby authorized and directed for and on behalf of INSINC to execute and deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Acquisition Agreement.